OFFERING CIRCULAR

SECURITY STATE BANCSHARES, INC.

101 South Main Street

Charleston, Missouri  63834

(573) 683-3712

The date of this Offering Circular is June 13, 2018.

3,345 SHARES OF COMMON STOCK

Security State Bancshares, Inc. (the “Company”, “we”, “us” or “our”) is a Delaware corporation and the sole shareholder of Focus Bank (the “Bank”), a Missouri banking corporation. Our website address is www.focusbank.com.  We are offering, on the terms stated in this Offering Circular (the “Offering”), to sell up to 3,132 shares of our common stock, par value $2.00 per share, at the price of $6,000 per share and up to 213 shares of our common stock, par value $2.00 per share, exclusively to the Security State Bancshares, Inc. Employee Stock Ownership Plan (the “ESOP”) at the price of $5,650 per share (collectively, the “Shares”). See “Securities Being Offered” on page 51 for a description of the Shares. The Shares are being offered by the Company on a best efforts basis. We are not using a placement agent or selling agent in this offering.

Our Offering will commence on the date of this Offering Circular and will continue until the earlier of the date on which we have accepted subscriptions for all the Shares offered or September 30, 2018 (the “Termination Date”), but we reserve the right in our sole discretion to extend the Termination Date to December 31, 2018. There is no minimum number of Shares that must be sold. We will retain all net proceeds from the sale of the Shares sold in this Offering. Prior to the time we accept your offer to purchase our Shares, your funds will be deposited in a non-interest bearing account at the Bank. If we accept your offer to purchase our Shares and issue you certificates for the Shares you purchase in our Offering as of the Termination Date, your funds will be immediately available to us for the purposes described in “Use of Proceeds”. If we reject your subscription in whole or in part, all or a portion of your funds will be returned to you promptly after the Termination Date without interest. If you are not a current stockholder of the Company, your offer to purchase Shares will not be accepted unless you agree to purchase at least 30 shares ($180,000) and agree to be bound by the terms of the Stockholders Agreement existing between the Company and its stockholders (attached hereto as Exhibit C).  However, we reserve the right, in our sole discretion, to accept smaller investments including from existing stockholders exercising preemptive rights.

See “Risk Factors” starting on page 5 for information about risks you should consider before buying Shares.

	Price to Purchaser	Underwriting discount and commissions	Proceeds to issuer (1)	Proceeds to other persons

Per Share (Non-ESOP)	$ 6,000	$ 0.00	$ 6,000	N/A
Per Share (ESOP)	$ 5,650	$ 0.00	$ 5,650	N/A
Total	$19,995,450	$ 0.00	$19,995,450	N/A

(1) Assumes sale of all offered Shares. Proceeds are prior to payment of expenses of the Offering, estimated to be $300,000.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular follows the “Offering Circular” format pursuant to the general instructions of Part II(a)(1)(i) of Form 1-A.

The Shares are not deposits or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental entity and are subject to investment risk, including the possible loss of principal.

The Shares have not been approved or disapproved by the Missouri Division of Finance, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Securities and Exchange Commission or any state securities regulator, nor have such entities passed upon the adequacy or accuracy of this Offering Circular. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell the Shares in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

It is important for you to read and consider all of the information contained in this Offering Circular before making your investment decision to purchase shares of our common stock in this Offering.

TABLE OF CONTENTS

Offering Circular Summary 1

Risk Factors 5

Caution Regarding Forward Looking Statements 5

Risks Related to Our Business 6

Risks Related to this Offering and an Investment in our Common Stock 12

Risks Related to the Business Environment and our Industry 16

New Tax Act17

Special Note Regarding Forward-Looking Statements 19

Dilution 20

Plan of Distribution 20

Use of Proceeds 22

Description of Business 22

Regulation and Supervision 28

Description of Property 38

Management’s Discussion and Analysis of Financial Condition and Results of Operation 38

Directors and Executive Officers 41

Compensation of Directors and Executive Officers 47

Security Ownership of Management and Certain Securityholders 49

Interests of Management and Others in Transactions 50

Securities Being Offered 51

Legal Matters 56

Additional Information 56

Financial Statements 57

List of Exhibits57

OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this Offering Circular and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire Offering Circular, including our consolidated financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this Offering Circular. For convenience, references in this Offering Circular to “we,” “us,” “our,” or the “Company” mean Security State Bancshares, Inc. and its consolidated subsidiary, Focus Bank, except where the context indicates otherwise. References to “Bank” mean Focus Bank.

Our Company and Bank

Security State Bancshares, Inc. is a single bank holding company formed in Delaware and is headquartered in Charleston, Missouri. Its wholly-owned subsidiary, Focus Bank, is a Missouri banking corporation. The Bank was established in 1931 and for many years was known as First Security State Bank. The Bank operates eleven (11) branches located in Charleston, Sikeston, East Prairie, and Caruthersville, Missouri and Paragould, Jonesboro, and Marmaduke, Arkansas. The directors and management of our Company and Bank are focused on providing traditional community banking services, emphasizing the establishment of personalized long-term financial relationships with individuals and small businesses who value the availability of working with experienced, local decision makers. The President and Chief Executive Officer of the Company and Bank is Don Burnett.

Our services and products consist primarily of taking deposits from, and making loans to, our target customers within our target markets. We provide a broad selection of commercial and retail banking products, including agriculture production and equipment loans and agriculture real estate loans, other commercial and industrial loans, commercial and residential real estate loans, and a broad range of consumer loans. We also offer a wide range of checking, savings and other banking products and services to our customers, including debit cards, 24-hour ATM access, Internet banking and bill payment services, as well as mobile banking with the ability to make remote deposits.

For the year ended December 31, 2017, we had total assets of $763,292,155, total loans of $644,709,040, net of our allowance for loan losses, total deposits of $571,966,673, Federal Home Loan Bank advances of $104,174,810 and stockholders’ equity of $ 43,554,970. For the years ended December 31, 2017 and December 31, 2016, we reported net income available to common stockholders of $7,921,895 and $7,682,777, respectively, resulting in earnings per common share of $797.53 and $773.46, respectively.

Our Opportunity

We believe consolidation in community banks across the country has left a void, including in our target markets, for banks focused on small business and individual customers.  We believe continuing to maintain the independence and vitality of our organization is paramount to achieving our goals.  We intend to utilize this capital raise for general corporate purposes including, primarily, to reduce historical debt of our Company which should improve our efficiency, increase profitability and help perpetuate longer term independence.

Our Business Strategy

Our overall business strategy is to become Southeast Missouri’s and Northeast Arkansas’ community bank of choice for our target customers. We intend to capitalize on our competitive strengths to distinguish us from other banking alternatives. Through this business strategy, we intend to achieve profitability and build shareholder value. Our specific business strategies are as follows:

Focus on Small Businesses and Individuals. Our overall business strategy is to become Southeast Missouri’s and Northeast Arkansas’ community bank of choice for our target customers. We believe that these targeted customers seek a relationship-oriented banking experience that is increasingly difficult to find in large banks. We believe that the personal attention from our local staff, combined with our use of technology, will allow us to offer our customers tailored solutions that fit their evolving needs.

Retain and Recruit Highly Competent Personnel. To complement our experienced management team, we have recruited, and expect to continue to recruit, skilled bankers with extensive credit and relationship management capabilities and knowledge of our target markets. With full recognition that we operate in a highly regulated industry, we seek to foster an entrepreneurial and non-bureaucratic culture that promotes a high energy environment for all employees. Additionally, we believe we provide competitive short and long-term compensation opportunities, including an Employee Stock Ownership Plan (ESOP) and a 401(k) Plan for our Bank’s employees. These compensation plans are aligned with shareholder expectations and are subject to senior management and board oversight.

Maintain Local Decision-Making and Accountability. We believe that we have a competitive advantage over large national and super-regional banks to win business by providing superior credit services with experienced, knowledgeable bankers, local decision making capabilities and prompt decisions. Our operating model allows for clear lines of internal communication and local decision making such that we are able to give our customers and prospects insightful solutions to their banking needs and prompt responses to their requests for advice and assistance.

Grow Organically. We will focus on continued organic growth through our existing footprint and business lines. The market regions in which we currently operate provide opportunities to grow our customer base and expand our current market share. We plan to follow our community-focused, relationship-driven customer strategy to increase loans and deposits through our existing locations. Additionally, we intend to add experienced bankers to grow in our current markets and expand into new markets.

Selectively Pursue Acquisitions. In addition to our primary strategy to grow organically, we may seek to acquire other financial institutions or branches or assets of those institutions in our target markets.  However, as a Subchapter S organization, we recognize that our size and limitation on our stockholder base may make it difficult to compete for acquisitions by using stock as consideration. We believe that more promising opportunities may involve expanding into new lines of business related to our core banking business. We believe that with our enhanced capital position following the completion of this offering, we will be well-positioned to take advantage of acquisition opportunities as they may arise that we believe will create value for our shareholders consistent with our strategies. However, acquisitions are ancillary to our organic growth strategy, and our success is not dependent on making acquisitions.

Our Competition

We face strong competition in the attraction of deposits, commercial loans, and retail loans. Our most direct competition for deposits, commercial loans, and retail loans comes from other commercial banks and thrifts as well as credit unions located in our primary market areas. We compete for deposits principally by offering depositors a wide variety of savings programs, a market rate of return, and other related services. We do not rely upon any individual, group or entity for a material portion of our deposits. Our competition for commercial and other real estate loans comes from mortgage banking companies, thrift institutions, commercial banks, farm credit and credit unions. We compete for loan originations primarily through the interest rates and loan fees we charge and the efficiency and quality of services we provide borrowers, real estate brokers and builders. Our competition for loans varies from time to time depending upon the general availability of lendable funds and credit, general and local economic conditions, current interest rate levels, volatility in the mortgage markets and other factors which are not readily predictable. We currently have eight (8) commercial lenders on staff who call on current and potential business customers and are available on business days and by appointment to service the commercial lending market. Currently, we also have two (2) loan originators on staff who call on real estate agents, follow leads, and are available on business days and by appointment to service the mortgage loan market.

Our Offering

The following summary contains basic information about our Offering and our Shares and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our Shares, please see the section of this Offering Circular entitled “Securities Being Offered.”

Shares Offered by Us:3,345 shares of our common stock, $2.00 par value per share.

Shares to be outstanding after this Offering:13,277.72 shares if all Shares offered are sold.

Use of Proceeds:We plan to use the net proceeds from our Offering to redeem the outstanding portion of current existing debt obligations we maintain and to use any remainder for general corporate purposes.

Who Can Subscribe to the Offering:The offering of the Company’s common stock is being made to existing stockholders of the Company as well as potential new investors who qualify to be Subchapter S stockholders.  Accordingly, each investor must be a qualified Subchapter S stockholder under the provisions of the Internal Revenue Code and any investor who is not an existing Company stockholder must sign a copy of the existing Stockholders Agreement which is included as Exhibit C to this offering.

Distribution Policy:We have historically paid regular tax distributions and tax equivalent distributions and cash dividends on our common stock which, as an S corporation, allows stockholders to cover their tax liability and to receive a personal cash distribution.  The Board of Directors presently intends to continue the payment of regular tax distributions and tax equivalent distributions and cash dividends, subject to the need for those funds for debt service and other corporate purposes. Substantially all of the funds available for the payment of regular tax distributions and tax equivalent distributions and cash dividends are derived from the Bank, so our ability to pay future regular tax distributions and tax equivalent distributions and cash dividends will depend upon the earnings of the Bank, its financial condition, and its need for funds. Federal banking policies and regulations may restrict our ability to pay tax distributions and tax equivalent distributions and cash dividends in certain instances. Furthermore, our ability to pay tax distributions and tax equivalent distributions and cash dividends on our common stock may also be restricted by the provisions of the Delaware Corporate Code.

Subchapter S Status:The corporation is organized under Subchapter S of the Internal Revenue Code.  As a result, all income and losses from the organization “pass through” the corporate entity and shareholders are obligated to pay tax on their pro rata share of the Company’s earnings.  While we intend to make tax equivalent distributions and cash dividends to stockholders to allow them to pay their tax liability as a Subchapter S stockholder, in certain circumstances it is possible that we may be restricted from doing so by Federal or state regulators.  In those circumstances, the stockholder will still be responsible for payment of taxes on their pro rata portion of the tax on the Company’s earnings.  Each stockholder is required to execute a Stockholder’s Agreement that may restrict the ability of stockholders to transfer shares to third parties.  However, the Agreement also requires the Company to use its best efforts to pay distributions to stockholders in order to cover tax liability.

ESOP Participation:Pursuant to the Company’s Certificate of Incorporation, all stockholders of the Company have a preemptive right to subscribe for a pro rata portion of certain stock issuances, such as the Offering, for the purpose of allowing stockholders to maintain their respective ownership percentage of the Company’s common stock following the issuance of additional shares of Company common stock.  As an existing stockholder of the Company, the ESOP has a preemptive right to subscribe for a pro rata portion of the new stock issuance to the same extent as all other stockholders.  However, the ESOP is limited by relevant legal requirements to the price it can pay for shares.  That price is limited to the value it receives in its required annual valuation.  Accordingly, the most recent valuation conducted for purposes of the ESOP indicated a non-marketable minority interest value of $5,650 per share.  Shares will be offered to the ESOP at that value and the ESOP is expected to subscribe for shares in the exercise of its preemptive rights, subject to its funding limitations. Under preemptive rights, the ESOP would otherwise be able to subscribe for approximately 213 shares, but based on its funding limitations, it is expected that the ESOP will purchase approximately 120 shares.

Minimum Investment:30 shares ($180,000), subject to our right to permit smaller investments, including but not limited to those resulting from a stockholder’s exercise of preemptive rights.

Maximum Investment:The maximum investment is currently limited to 835 shares at $6,000 per share for an aggregate purchase price of approximately $5 million.  However, because any stockholder owning 10% or more of the total number of outstanding shares following the completion of the Offering may be subject to the filing of certain information or applications with bank regulatory agencies, we may choose, in our sole discretion, to limit the ability of prospective purchasers to acquire 10% or more of our Shares if other regulatory control factors are present. We may exercise our right to reduce, or reject, in whole or in part, any subscription which would require prior regulatory application or approval if such application or approval is not obtained prior to the Termination Date. See “Minimum and Maximum Investment Amounts” on page 21 for additional information regarding the 10% investment limitation.

How to Invest:Send us your executed Subscription Materials and IRS Form W-9, along with your payment of the aggregate subscription price for the Shares prior to the Offering Termination Date, which is expected to be no later than September 30, 2018, but could be sooner if all Shares have been purchased prior to that date. We reserve the right to extend the Termination Date to December 31, 2018 in our sole discretion. Once we receive your subscription, it is irrevocable. Prior to the Termination Date, your funds will be deposited in a non-interest bearing account at the Bank. No interest will be paid from the time we receive your subscription payment until the time we accept your subscription or reduce or reject your subscription, and return your funds promptly after the Termination Date. See “How to Submit Subscription Payments” starting on page 21 for additional information on how to invest, where to send completed Subscription Materials, and how to submit subscription payments.

Risk Factors:Investing in our Shares involves risks. You should carefully consider the information under “Risk Factors” starting on the next page before making a decision to invest in our common stock.

RISK FACTORS

There are risks inherent to our business. Certain material risks and uncertainties that management believes affect us are described below. You should carefully consider the risks described below along with all of the other information contained in this Offering Circular, including our financial statements and the related notes, before deciding whether to purchase our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that management is not aware of or that management currently deems immaterial may also impair our business operations. This Offering Circular is qualified in its entirety by these risk factors. If any of the following risks actually occur, our financial condition and results of operations could be materially and adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Caution Regarding Forward Looking Statements

Some of the information in this Offering Circular, including the risk factors listed below, contains or incorporates by reference certain forward-looking statements about our financial condition, results of operations and business that are based on our current and future expectations. You can find many of these statements by looking for words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Such statements reflect our current views with respect to future events and are subject to risks and uncertainties, including the risk factors summarized below that could cause actual results to differ materially from those contemplated in such forward-looking statements. See “Special Note Regarding Forward-Looking Statements” on page 19 for a more thorough discussion regarding forward-looking statements.

Risks Related to Our Business

Our success depends significantly on the continued service and skills of our existing senior executive management team.  The loss of our senior executive officers or other key employees and our inability to recruit or retain suitable replacements could adversely affect our business, results of operations and growth prospects.

Our President and CEO, Don Burnett, plans to retire December 31, 2018.  Jeff Barker, who has served as our Chief Financial Officer and Chief Operating Officer since January 2005, will be promoted to serve as our new President and CEO when Mr. Burnett retires.  Prior to joining the Company in 2004, Mr. Barker served as an audit partner with the certified public accounting firm of Kraft, Miles & Tatum, LLC for twenty years.  Mr. Barker’s primary responsibility at Kraft, Miles & Tatum was overseeing their financial institution practice which included financial statement audits, director’s exams, bank tax returns and tax advice, loan reviews and various other types of consulting engagements.  Consequently, we believe Mr. Barker has the experience and skills necessary to succeed Mr. Burnett as our President and CEO.  Other senior executive management team members include Glen Burnett, Arkansas Regional Bank President and Senior Lending Officer, and Barry Ladd, who has served as our Director of Compliance since February 2008 and was promoted to also serve as Chief Operating Officer in January 2018 in preparation of Mr. Barker succeeding Mr. Burnett.  We also expect Valerie Yates will become our Chief Financial Officer when Mr. Barker becomes President and CEO.  Mrs. Yates has served as our Controller since September 2007.

We have confidence in the existing senior executive management team to implement and carry out the intent of the uses of this offering and the future business and operational strategies of our company. The implementation of our business and growth strategies also depends significantly on our ability to retain employees with experience and business relationships within their respective market areas.  The executive officers, Don Burnett, Jeff Barker, Glen Burnett, Britt McConnell (Community Bank President) and Scott Avis (Community Bank President), each have employment agreements containing three year terms with noncompete provisions.  However, under certain circumstances, our officers may terminate their employment with us at any time, and we could have difficulty replacing such officers with persons who are experienced in the specialized aspects of our business or who have ties to the communities within our market areas. The loss of any of our key personnel could therefore have an adverse impact on our business and growth.

Our business concentration in Southeast Missouri and Northeast Arkansas imposes risks and may magnify the adverse effects and consequences to us resulting from any regional or local economic downturn affecting Missouri and its border-states.

Our market area includes Southeast Missouri and Northeast Arkansas. The loans in our loan portfolio are secured primarily by properties and collateral located in Missouri and Arkansas, and also by some properties and collateral located in Tennessee and Kentucky. Likewise, the loans in our loan portfolio were made primarily to borrowers who live and/or conduct business in Missouri and Arkansas. This geographic concentration imposes risks from lack of geographic diversification. The economic conditions in Missouri and Arkansas and their bordering states affect our business, financial condition, results of operations, and future prospects, where adverse economic developments, among other things, could affect the volume of loan originations, increase the level of nonperforming  assets, increase the rate of foreclosure losses on loans and reduce the value of our loans and loan servicing portfolio. Any regional or local economic downturn that affects Missouri or Arkansas, and their bordering states, or existing or prospective borrowers or property values in such areas, may affect us and our profitability more significantly and more adversely than our competitors whose operations are less geographically concentrated.

Our small to medium-sized business customers may have fewer financial resources than larger entities to weather a downturn in the economy, which may impair a borrower’s ability to repay a loan, and such impairment could adversely affect our results of operations and financial condition.

We focus our business development and marketing strategy primarily to serve the banking and financial services needs of small to medium-sized businesses. These small to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact any of our existing market areas, small to medium-sized businesses may be adversely affected, and our results of operations and financial condition may be negatively affected.

Implementation of our strategic goals, including the possibility of pursuing acquisitions, could expose us to financial, execution and operational risks that could have a material effect on our business, financial condition, results of operations and growth prospects.

We plan to pursue growth strategies that may include organic growth as well as the possible acquisition of other financial institutions in target markets. We recognize that it may be difficult for us to succeed with such a strategy given our size and the limited market for our shares. If we were successful, such an acquisition strategy, involves significant risks, including the following:

•finding suitable markets for expansion;

•finding suitable candidates for acquisition;

•attracting funding to support additional growth;

•maintaining asset quality;

•attracting and retaining qualified management; and

•maintaining adequate regulatory capital.

Acquisitions of financial institutions also involve operational risks and uncertainties, and acquired companies may have unknown or contingent liabilities with no available manner of recourse, exposure to unexpected asset quality problems, key employee and customer retention problems and other problems that could negatively affect our organization. We may not be able to complete future acquisitions or, if completed, we may not be able to successfully integrate the operations, management, products and services of the entities that we acquire and eliminate redundancies. The integration process may also require significant time and attention from our management that they would otherwise direct toward servicing existing business and developing new business. Acquisitions typically involve the payment of a premium over book and market values and, therefore, some dilution of our tangible book value and net income per common share may occur in connection with any future transaction. Failure to successfully integrate the entities we acquire into our existing operations may increase our operating costs significantly and adversely affect our business and earnings. If we do not manage our growth effectively, our business, financial condition, results of operations and future prospects could be negatively affected, and we may not be able to continue to implement our business strategy and successfully conduct our operations.

New lines of business or new products and services may subject us to additional risks. A failure to successfully manage these risks may have a material adverse effect on our business.

From time to time, we may implement new lines of business, offer new products and services within existing lines of business or shift focus on our asset mix. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services and/or shifting focus of asset mix, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on our business, results of operations and financial condition.

If we do not effectively manage our asset quality and credit risk, we would experience loan losses which could have a material adverse effect on our financial condition and results of operation.

Making any loan involves risk, including risks inherent in dealing with individual borrowers, risks of nonpayment, risks resulting from uncertainties as to the future value of collateral and cash flows available to service debt, and risks resulting from changes in economic and market conditions. Our credit risk approval and monitoring procedures may fail to identify or reduce these credit risks, and they cannot completely eliminate all credit risks related to our loan portfolio. If the overall economic climate in the United States, generally, or our market areas, specifically, experience material disruption, our borrowers may experience difficulties in repaying their loans, the collateral we hold may decrease in value or become illiquid, and the level of nonperforming loans, charge- offs and delinquencies could rise and require additional provisions for loan losses, which would cause our net income and return on equity to decrease.

Because a significant portion of our loan portfolio is comprised of real estate loans, negative changes in the economy affecting real estate values and liquidity could impair the value of collateral securing our real estate loans and result in loan losses.

For the year ended December 31, 2017, approximately 77.2% of our loan portfolio was comprised of loans with real estate as a primary or secondary component of collateral, excluding manufactured housing. As a result, adverse developments affecting real estate values in our market areas could increase the credit risk associated with our real estate loan portfolio. Our market area includes Southeast Missouri and Northeast Arkansas. Even though these real estate markets have been more stable than real estate markets in other parts of the country, the market value of real estate can fluctuate significantly in a short period of time as a result of market conditions in the area in which the real estate is located. Adverse changes affecting real estate values and the liquidity of real estate in one or more of our markets could increase the credit risk associated with our loan portfolio, and could result in losses that would adversely affect credit quality, financial condition, and results of operation. Negative changes in the economy affecting real estate values and liquidity in our market areas could significantly impair the value of property pledged as collateral on loans and affect our ability to sell the collateral upon foreclosure without a loss or additional losses. Collateral may have to be sold for less than the outstanding balance of the loan, which could result in additional expenses being charged against such loans. Such declines, additional expenses, and losses could have a material adverse impact on our business, results of operations and growth prospects. If real estate values decline in any of our markets, it is also more likely that we would be required to increase our allowance for loan losses, which could adversely affect our financial condition, results of operations and cash flows.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio, which may adversely affect our business, financial condition and results of operations.

We establish our allowance for loan losses and maintain it at a level considered adequate by management to absorb probable loan losses based on our analysis of our portfolio and market environment. The allowance for loan losses represents our estimate of probable losses in the portfolio at each balance sheet date and is based upon relevant information available to us. The allowance contains provisions for probable losses that have been identified relating to specific borrowing relationships, as well as probable losses inherent in the loan portfolio and credit undertakings that are not specifically identified. Additions to the allowance for loan losses, which are charged to earnings through the provision for loan losses, are determined based on a variety of factors, including an analysis of the loan portfolio, historical loss experience and an evaluation of current economic conditions in our market areas. The actual amount of loan losses is affected by changes in economic, operating and other conditions within our markets, as well as changes in the financial condition, cash flows, and operations of our borrowers, all of which are beyond our control, and such losses may exceed current estimates.

For the year ended December 31, 2017, our allowance for loan losses as a percentage of total loans was approximately 1.25% and equaled .80 times our total nonperforming loans. Additional loan losses will likely occur in the future and may occur at a rate greater than we have previously experienced. We may be required to take additional provisions for loan losses in the future to further supplement the allowance for loan losses, either due to management’s decision to do so or requirements by our banking regulators. In addition, bank regulatory agencies will periodically review our allowance for loan losses and the value attributed to nonaccrual loans or to real estate acquired through foreclosure. Such regulatory agencies may require us to recognize future charge-offs. These adjustments may adversely affect our business, financial condition and results of operations.

A lack of liquidity could adversely affect our operations and jeopardize our business, financial condition, and results of operations.

Liquidity is essential to our business. We rely on our ability to generate deposits and effectively manage the repayment and maturity schedules of our loans and investment securities, respectively, to ensure that we have adequate liquidity to fund our operations. An inability to raise funds through deposits, borrowings, the sale of our investment securities, Federal Home Loan Bank advances, the sale of loans, and other sources could have a substantial negative effect on our liquidity. Our most important source of funds consists of deposits. Deposit balances can decrease when customers perceive alternative investments as providing a better risk/return tradeoff. If customers move money out of bank deposits and into other investments, we would lose a relatively low-cost source of funds, increasing our funding costs and reducing our net interest income and net income.

Other primary sources of funds consist of cash flows from operations, loan principal and interest payments, investment maturities and sales of investment securities, and proceeds from the issuance and sale of our equity and debt securities to investors. Additional liquidity is provided by the ability to borrow from the Federal Reserve Bank of St. Louis and the Federal Home Loan Bank of Des Moines. We also may borrow funds from third-party lenders, such as other financial institutions. Our access to funding sources in amounts adequate to finance or capitalize our activities, or on terms that are acceptable to us, could be impaired by factors that affect us directly or the financial services industry or economy in general, such as disruptions in the financial markets or negative views and expectations about the prospects for the financial services industry.

Any decline in available funding could adversely impact our ability to originate loans, invest in securities, meet our expenses, pay dividends to our shareholders, or to fulfill obligations such as repaying our borrowings or meeting deposit withdrawal demands, any of which could have a material adverse impact on our liquidity, business, financial condition and results of operations.

We may need to raise additional capital in the future, and if we fail to maintain sufficient capital, whether due to losses, an inability to raise additional capital or otherwise, our financial condition, liquidity and results of operations, as well as our ability to maintain regulatory compliance, would be adversely affected.

We face significant capital and other regulatory requirements as a financial institution. We may need to raise additional capital in the future to provide us with sufficient capital resources and liquidity to meet our commitments and business needs, which could include the possibility of financing acquisitions. In addition, the Bank, on a stand-alone basis, must meet certain regulatory capital requirements and maintain sufficient liquidity, and the Company is under an obligation to serve as a source of strength for the Bank should the Bank’s capital or liquidity position significantly deteriorate. Our ability to raise additional capital depends on conditions in the capital markets, economic conditions and a number of other factors, including investor perceptions regarding the banking industry, market conditions and governmental activities, and on our financial condition and performance. Accordingly, we cannot assure you that we will be able to raise additional capital if needed or on terms acceptable to us. If we fail to maintain capital to meet regulatory requirements, our financial condition, liquidity and results of operations would be materially and adversely affected.

Interest rate shifts may reduce net interest income and otherwise negatively impact our financial condition and results of operations.

The majority of our banking assets are monetary in nature and subject to risk from changes in interest rates. Like most financial institutions, our earnings are significantly dependent on our net interest income, the principal component of our earnings, which is the difference between interest earned by us from our interest-earning assets, such as loans and investment securities, and interest paid by us on our interest-bearing liabilities, such as deposits and borrowings. We expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this “gap” will negatively impact our earnings. The impact on earnings is more adverse when the slope of the yield curve flattens, that is, when short-term interest rates increase more than long-term interest rates or when long-term interest rates decrease more than short-term interest rates. Many factors impact interest rates, including governmental monetary policies, inflation, recession, changes in unemployment, the money supply, and international disorder and instability in domestic and foreign financial markets.

Interest rate increases often result in larger payment requirements for our borrowers, which increases the potential for default. At the same time, the marketability of the property securing a loan may be adversely affected by any reduced demand resulting from higher interest rates. In a declining interest rate environment, there may be an increase in prepayments on loans as borrowers refinance their loans at lower rates.

Changes in interest rates also can affect the value of loans, securities and other assets. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on loans may lead to an increase in nonperforming assets and a reduction of income recognized, which could have a material adverse effect on our results of operations and cash flows. Further, when we place a loan in nonaccrual status, we reverse any accrued but unpaid interest receivable, which decreases interest income. At the same time, we continue to have a cost to service the loan, which is reflected as non-interest expense, without any interest income to offset the associated funding expense. Thus, an increase in the amount of nonperforming assets would have an adverse impact on net income.

We could recognize losses on securities held in our securities portfolio, particularly if interest rates increase or economic and market conditions deteriorate.

While we attempt to invest a significant percentage of our assets in loans (our loan to deposit ratio was approximately 114% for the year ended December 31, 2017), we invest a percentage of our total assets (approximately 5.7% for the year ended December 31, 2017) in investment securities as part of our overall liquidity strategy. For the year ended December 31, 2017, the fair value of our securities portfolio was approximately $44.2 Million. Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. For example, fixed-rate securities are generally subject to decreases in market value when interest rates rise. Additional factors include, but are not limited to, rating agency downgrades of the securities, defaults by the issuer or individual borrowers with respect to the underlying securities, and continued instability in the credit markets. Any of the foregoing factors could cause an other-than-temporary impairment in future periods and result in realized losses. The process for determining whether impairment is other-than-temporary usually requires difficult, subjective judgments about the future financial performance of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting interest rates, the financial condition of issuers of the securities and the performance of the underlying collateral, we may recognize realized and/or unrealized losses in future periods, which could have an adverse effect on our financial condition and results of operations.

We face strong competition from financial services companies and other companies that offer banking services, which could harm our business.

We conduct our operations primarily in Missouri and Arkansas, and do a limited amount of cross-border business in certain limited areas of Kentucky and Tennessee that are adjacent to our bank branches, all of which are located in Missouri and Arkansas. Many of our competitors offer the same services or a wider variety of services within our market areas. These competitors include banks with nationwide operations, regional banks and other community banks. We also face competition from many other types of financial institutions, including savings and loan institutions, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks, farm credit services and other financial intermediaries. In addition, a number of out-of-state financial intermediaries have opened production offices, or otherwise solicit deposits, in our market areas. Increased competition in our markets may result in reduced loans and deposits, as well as reduced net interest margin and profitability. Ultimately, we may not be able to compete successfully against current and future competitors. If we are unable to attract and retain banking customers, we may be unable to continue to grow our loan and deposit portfolios, and our business, financial condition and results of operations may be adversely affected.

We have a continuing need for technological change, and we may not have the resources to effectively implement new technology, or we may experience operational challenges when implementing new technology.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations as we continue to grow and expand our market area. We may experience operational challenges as we implement these new technology enhancements or products, which could result in us not fully realizing the anticipated benefits from such new technology or require us to incur significant costs to remedy any such challenges in a timely manner.

Many of our larger competitors have substantially greater resources to invest in technological improvements. As a result, they may be able to offer additional or superior products to those that we will be able to provide, which would put us at a competitive disadvantage. Accordingly, we may not be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our customers.

System failure or breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities.

The computer systems and network infrastructure we use could be vulnerable to unforeseen problems. Our operations are dependent upon our ability to protect our computer equipment against damage from physical theft, fire, power loss, telecommunications failure or a similar catastrophic event, as well as from security breaches, denial of service attacks, viruses, worms and other disruptive problems caused by hackers. Any damage or failure that causes breakdowns or disruptions in our customer relationship management, general ledger, deposit, loan and other systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on us. Computer break-ins, phishing and other disruptions could also jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and may cause existing and potential customers to refrain from doing business with us. In addition, advances in computer capabilities could result in a compromise or breach of the systems we and our third-party service providers use to encrypt and protect customer transaction data. A failure of such security measures could have a material adverse effect on our financial condition and results of operations.

Our operations could be interrupted if our third-party service providers experience difficulty, terminate their services or fail to comply with banking regulations.

We depend on a number of relationships with third-party service providers. Specifically, we receive core systems processing, essential web hosting and other Internet systems, deposit processing, debit card processing and other processing services from third-party service providers. If these third-party service providers experience difficulties, or terminate their services, and we are unable to replace them with other service providers, particularly on a timely basis, our operations could be interrupted. If an interruption were to continue for a significant period of time, our business, financial condition and results of operations could be adversely affected, perhaps materially. Even if we are able to replace third party service providers, it may be at a higher cost to us, which could adversely affect our business, financial condition and results of operations.

We are subject to certain operational risks, including, but not limited to, customer or employee fraud and data processing system failures and errors.

Employee errors and employee and customer misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our customers or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to financial claims for negligence.

We maintain a system of internal controls and insurance coverage to mitigate against operational risks, including data processing system failures and errors and customer or employee fraud. If our internal controls fail to prevent or detect an occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could have a material adverse effect on our business, financial condition and results of operations.  In 2015, we experienced an initial loss of approximately $537,000 as a result of employee fraud.  The initial loss was not material to our operations, and we ultimately recovered $51,800 as restitution from the employee in 2016 and $435,000 in 2017 through insurance protecting against employee fraud.  The employee was terminated, additional internal controls were instituted and no material loss was experienced by the Company.

In addition, we rely heavily upon information supplied by third parties, including the information contained in credit bureau reports, property appraisals, title information, equipment pricing and valuation and employment and income documentation, in deciding which loans we will originate, as well as the terms of those loans. If any of the information upon which we rely is misrepresented, either fraudulently or inadvertently, and the misrepresentation is not detected prior to asset funding, the value of the asset may be significantly lower than expected, or we may fund a loan that we would not have funded or on terms we would not have extended. Whether a misrepresentation is made by the applicant or another third party, we generally bear the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsellable or subject to repurchase if it is sold prior to detection of the misrepresentation. The sources of the misrepresentations are often difficult to locate, and it is often difficult to recover any of the monetary losses we may suffer.

We could be subject to environmental risks and associated costs on our foreclosed real estate assets, which could materially and adversely affect us.

A significant portion of our loan portfolio is comprised of loans collateralized by real estate. There is a risk that hazardous or toxic waste could be discovered on the properties that secure our loans. If we acquire such properties as a result of foreclosure, we could be held responsible for the cost of cleaning up or removing this waste, and this cost could exceed the value of the underlying properties and materially and adversely affect us.

Risks Related to this Offering and an Investment in our Common Stock

There may be a significant delay between the time you send us your subscription funds and the time that your subscription is accepted and our Shares are issued, or the time that your funds are returned to you without interest if your subscription is not accepted in whole or in part.

We may not issue our Shares to you until the Termination Date of this Offering, which is presently scheduled to be September 30, 2018, but could be delayed until December 31, 2018 if the Offering is extended, or accelerated if we terminate the Offering prior to September 30, 2018 because we have accepted subscriptions for all Shares offered. During that time, you will not have use of subscription funds you have delivered to us, and no interest will be paid on such funds under any circumstances, regardless of whether we accept your subscription in whole or in part and issue Shares to you, or reject your subscription in whole or in part, and return any such rejected subscription funds to you after the Termination Date. During the time we hold subscription funds that you deliver to us, such funds will not be held in a third-party escrow account, and will be deposited in an account at the Bank and remain at risk to the same extent as all other funds held in deposit accounts at the Bank, and any deposit funds in excess of $250,000 will not be FDIC insured. Also, if Shares are issued to you on September 30, 2018 or subsequent to any other distribution record date, you will not receive the distributions, if any, payable on such distribution payment date because the Shares will not have been issued on the record date for such distributions.

The Offering Price per share was determined by the sole discretion of the Board of Directors.

The offering price for our Shares, to all subscribers other than the ESOP, was determined by our Board of Directors, in consultation with our legal and financial advisor, based upon various factors, including the December 31, 2017 independent ESOP valuation per share, the current book value per share of our common stock for the year ended December 31, 2017, the trading history of our common stock, our operating history and our prospects for future earnings, our current performance, and the prices of equity securities of comparable companies. No fairness opinion was issued to us or to our Board of Directors with the pricing of our Shares for this Offering. The price reflects the level at which the Board of Directors believes the Company will be able to raise $20 Million while minimizing the dilutive effect of this Offering on the pro forma tangible book value of the Company’s outstanding shares of common stock.  The price per share is greater than the $5,650 per share price that the ESOP will pay in the exercise of its preemptive rights based on the recent valuation it received.

As an existing stockholder of the Company, the ESOP has a preemptive right to subscribe for a pro rata portion of the new stock issuance to the same extent as all other stockholders.  However, the ESOP is limited by relevant legal requirements to the price it can pay for shares.  That price is limited to the value it receives in its required annual valuation.  Accordingly, the most recent valuation conducted for purposes of the ESOP indicated a non-marketable minority interest value of $5,650 per share.  Shares will be offered to the ESOP at that value and the ESOP is expected to subscribe for shares in the exercise of its preemptive rights, subject to its funding limitations.  Under preemptive rights, the ESOP would otherwise be able to subscribe for approximately 213 shares, but based on its funding limitations, it is expected that the ESOP will purchase approximately 120 shares.

An active trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the offering price.

Prior to this Offering, there has been only a limited amount of trading in our common stock due to the fact that our shares are not listed on any national securities exchange, over-the-counter market or any other securities exchange vehicle. An active trading market for shares of our common stock may never develop or be sustained following this Offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. The offering price for our common stock was determined by our Board of Directors in consultation with our legal and financial advisor and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your common stock at or above the public offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to expand our business by using our common stock as consideration. Furthermore, as a Subchapter S organization, our Company’s stockholders are restricted from selling shares in a manner that might destroy the Subchapter S election and, as a result, the potential market for purchasers of the stock is even further limited. See “Market Price of Our Common Stock” on page 54 for additional information.

We are dependent upon the Bank for cash flow, and the Bank’s ability to make cash distributions is subject to limitations.

Our primary tangible asset is the Bank. As such, we depend upon the Bank for cash distributions (through distributions on the Bank’s stock) that we use to pay our operating expenses, satisfy our obligations, including our outstanding debt obligations and to pay distributions on the Company’s common stock. There are numerous laws and banking regulations that limit the Bank’s ability to pay distributions to the Company. If the Bank is unable to pay distributions to the Company, we will not be able to satisfy our obligations or pay distributions on the Company common stock. Federal and state statutes and regulations restrict the Bank’s ability to make cash distributions to the Company. These statutes and regulations require, among other things, that the Bank maintain certain levels of capital in order to pay a distribution. Further, state and federal banking authorities have the ability to restrict the payment of distributions by supervisory action. As a result, the Company may be restricted from making tax distributions to stockholders even though stockholders would still have the legal obligation to pay their pro rata portion of tax on the Company’s earnings.

Our dividend and distribution policy may change without notice, and our future ability to pay cash distributions and tax distributions is subject to restrictions.

Although we have historically paid distributions to our shareholders and while we are obligated to use our best efforts to continue doing so, we may change our distribution policy at any time without notice to our shareholders. Holders of our common stock are entitled to receive only such distributions as our Board of Directors may declare out of funds legally available for such payments. Any declaration and payment of distributions on common stock will depend upon the Company’s earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, the Company’s ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the Board of Directors. Furthermore, consistent with our strategic plans, growth initiatives, capital availability, projected liquidity needs, and other factors, we have made, and will continue to make, capital management decisions and policies that could adversely impact the amount of distributions, if any, paid to our shareholders.

Until fully redeemed by us, our ability to pay distributions on our common stock is restricted by the provisions of our outstanding debt obligations.  In addition, the Board of Governors of the Federal Reserve System (“FRB”) has indicated that bank holding companies should carefully review their dividend and distribution policy in relation to the organization’s overall asset quality, level of current and prospective earnings and, composition and quality of capital. The guidance provides that the Company inform and consult with the FRB prior to declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid or that could result in an adverse change to the Company’s capital structure, including interest on our existing debt obligations.  If required payments on our debt obligations are not made or are suspended, the Company will be prohibited from paying distributions on its common stock. See “Dividend and Distribution Policy” starting on page 53.

As a Subchapter S corporation, the Company’s income is passed through to the Company’s stockholders based on their pro rata portion of corporate ownership.  Each individual stockholder is responsible for the payment of federal and state income tax on their pro rata portion of corporate income.  The Company, as a party to the Stockholders Agreement, has an obligation to use its best efforts to provide the stockholders a cash distribution to pay tax on their pro rata portion of the corporate income.  However, for various reasons, including the restriction of banking regulators, the Company may not be able to make these distributions to the stockholders.  The failure of the company to make the distributions to the stockholders does not relieve the Company’s stockholders of the obligation to pay tax on the stockholder’s pro rata portion of corporate income.

Although our management presently intends to use the proceeds of this offering for the purposes identified in this Offering Circular, our management is not required to use such proceeds for those purposes.

While we anticipate using most or all of the proceeds to retire an outstanding portion of our existing debt obligations, we have not formally designated the amount of net proceeds that we will use for that or any other particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds of this Offering and could use the net proceeds for purposes other than those contemplated at the time of this Offering. There can be no guaranty that the net proceeds from this Offering will serve to increase our profitability or market value, or to yield a favorable return to investors.

The holders of our debt obligations that may be outstanding in the future will have priority over our common stock with respect to payment in the event of liquidation, dissolution or winding up and with respect to the payment of interest.

In the event of any liquidation, dissolution or winding up of the Company, our common stock would rank below all claims of debt holders against us. As of the date of this Offering Circular, we have notes outstanding to lending institutions and individuals totaling $13,225,000, and we plan to use $13,225,000 of the anticipated proceeds of this Offering to repay those debt obligations. Although we plan to use most of the proceeds of this Offering to pay those existing and outstanding debt obligations, we may elect not to do so or we may in the future incur additional indebtedness without shareholder approval which would have priority over our common stock in the event of a liquidation.

Upon the liquidation, dissolution, or winding up of the Company, holders of our common stock will not be entitled to receive any payment or other distribution of assets until after all of our obligations to debt holders have been satisfied. In addition, before we pay any distributions on our common stock, we are required to pay interest on our existing debt obligations.

The price of our common stock could be volatile following this offering, and our stock price may fall below the offering price at the time you desire to sell your shares of our common stock, in which case, you would incur a loss on your investment.

The market price of our common stock following this offering may be volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include, among other things:

•actual or anticipated variations in our quarterly and annual results of operations;

•failure to meet anticipated earnings projections;

•news reports relating to trends, concerns and other issues in the financial services industry, including the failures of other financial institutions in the recent economic downturn;

•perceptions in the marketplace regarding us and/or our competitors;

•new technology used, or services offered, by competitors; and

•changes in government regulations.

In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

We will not be required to file ongoing reports with the Securities and Exchange Commission after the end of this Offering.

We will not be required to file ongoing reports with the Securities and Exchange Commission (the “SEC”) after the termination of this Offering. Consequently, after this Offering we will have no obligation to provide investors with reports about our business, and publicly available information concerning our business will be limited to the information that is made public by the Bank’s regulators, such as quarterly call reports.  The information we voluntarily publish on our website or other media outlets. While we intend to continue furnishing the information and reports that we currently make available through these means, there can be no assurance that we will continue to do so.

Future equity issuances could result in dilution, which could cause our common stock price to decline.

We are generally not restricted from issuing additional shares of our common stock up to the 30,000 shares authorized in our Certificate of Incorporation. We may issue additional shares of our common stock in the future pursuant to current or future employee stock option plans or in connection with future acquisitions or financings. If we choose to raise capital by selling shares of our common stock or securities convertible into common stock for any reason, the issuance could have a dilutive effect on the holders of our common stock and could have a material negative effect on the market price of our common stock. Stockholders of the Company have preemptive rights to subscribe for a pro rata portion of any new stock issuance such that the stockholders’ respective ownership percentage of the Company prior to the issuance equals their respective ownership percentage of the Company after the issuance.  There can be no assurance that the Company will not seek to eliminate preemptive rights in the future.

Future sales of our common stock could depress the value of our common stock.

Sales of a substantial number of shares of our common stock in the public market following this Offering could cause the value of our common stock to decline or limit our future ability to raise capital through an offering of equity securities. After completion of the sale of all Shares offered by this Offering, there will be 13,277.72 shares of our common stock outstanding. All of the shares of common stock sold in this offering will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our “affiliates” within the meaning of Rule 144 under the Securities Act, which shares will be subject to the resale limitations of Rule 144. Our directors, executive officers, employees, and their respective family members and other affiliates, are required, under our “blackout policy,” not to offer to sell, or otherwise dispose of any shares of our common stock during the term of this Offering and a period of 90 days following the termination of this Offering. In addition, all stockholders are restricted in their ability to transfer shares based on limitations in the Stockholders Agreement.

An investment in our common stock is not an insured deposit and is not guaranteed by the Federal Deposit Insurance Corporation (“FDIC”), so you could lose some or all of your investment.

An investment in our common stock is not a bank deposit and, therefore, is not insured against loss or guaranteed by the FDIC, any other deposit insurance fund or by any other public or private entity. An investment in our common stock is inherently risky for the reasons described herein. As a result, if you acquire our common stock, you could lose some or all of your investment.

Risks Related to the Business Environment and Our Industry

Legislative and regulatory actions taken now or in the future may increase our costs and impact our business, governance structure, financial condition or results of operations.

We and our Bank are subject to extensive regulation by multiple federal financial regulatory bodies and the Missouri Division of Finance. These regulations may affect the manner and terms of delivery of our services. If we do not comply with governmental regulations, we may be subject to fines, penalties, lawsuits or material restrictions on our businesses in the jurisdiction where the violation occurred, which may adversely affect our business operations. Changes in these regulations can significantly affect the services that we provide as well as our costs of compliance with such regulations. In addition, adverse publicity and damage to our reputation arising from the failure or perceived failure to comply with legal, regulatory or contractual requirements could affect our ability to attract and retain customers.

Adverse economic conditions, particularly in the financial markets, have resulted in government regulatory agencies and political bodies placing increased focus and scrutiny on the financial services industry. In particular, the U.S. Congress enacted the Dodd- Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) that significantly changed the regulation of financial institutions and the financial services industry. The Dodd-Frank Act and the regulations thereunder affect large and small financial institutions alike, including several provisions that will affect how community banks, thrifts and small bank and thrift holding companies are regulated.

The Dodd-Frank Act, among other things, imposed new capital requirements on bank holding companies; changed the base for FDIC insurance assessments to a bank’s average consolidated total assets minus average tangible equity, rather than upon its deposit base, and permanently raised the current standard deposit insurance limit to $250,000 and expanded the FDIC’s authority to raise insurance premiums. The legislation also required the FDIC to raise the ratio of reserves to deposits from 1.15% to 1.35% for deposit insurance purposes by September 30, 2020 and to “offset the effect” of increased assessments on insured depository institutions with assets of less than $10.0 billion. The Dodd-Frank Act established the Bureau of Consumer Financial Protection as an independent entity within the Federal Reserve System, which has broad rulemaking, supervisory and enforcement authority over consumer financial products and services, including deposit products, residential mortgages, home-equity loans and credit cards, and contains provisions on mortgage-related matters, such as steering incentives, determinations as to a borrower’s ability to repay and prepayment penalties. The Dodd-Frank Act also included provisions that affect corporate governance and executive compensation at all publicly traded companies and allowed financial institutions to pay interest on business checking accounts.

New proposals for legislation continue to be introduced in Congress that could further affect regulation of the financial services industry, impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices, including in the areas of compensation, interest rates, financial product offerings and disclosures, and have an effect on bankruptcy proceedings with respect to consumer residential real estate mortgages, among other things. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied. Certain aspects of current or proposed regulatory or legislative changes to laws applicable to the financial industry, if enacted or adopted, may impact the profitability of our business activities, require more oversight or change certain of our business practices, including the ability to offer new products, obtain financing, attract deposits, make loans, and achieve satisfactory interest spreads, and could expose us to additional costs, including increased compliance costs. These changes also may require us to invest significant management attention and resources to make any necessary changes to operations in order to comply, and could therefore also materially and adversely affect our business, financial condition and results of operations.

The Basel Committee on Banking Supervision, on which the United States serves as a participating member, developed a comprehensive set of reform measures known as Basel III in order to strengthen the regulation, supervision, and risk management of the banking sector. The measures include both liquidity and capital reforms. Effective January 1, 2015 (with a phase-in period through 2019), the Company and the Bank became subject to new capital regulations adopted by the FRB and the FDIC, which implement the Basel III regulatory capital reforms and the changes required by the Dodd-Frank Act. The new regulations implemented changes to what constitutes regulatory capital. Certain instruments will no longer constitute qualifying capital, subject to phase-out periods. The regulations also changed the risk weights of certain assets. The Bank has met the regulatory requirements and continues to be well-capitalized.  Under the Basel III Guidelines, the Company’s regulatory capital is not tested on a consolidated basis, but the Bank is still subject to Basel III’s capital requirements, including minimum capital ratios, capital conservation buffer and risk-weighted asset definitions.

NEW TAX ACT

The Company may also be impacted by changes to tax legislation and applicable regulations.  The Tax Cuts and Jobs Act (the "Tax Act") was enacted on December 22, 2017.  Effective beginning January 1, 2018, the Tax Act, among other things, (i) establishes a new, flat corporate federal statutory income tax rate of 21%, (ii) eliminates the corporate alternative minimum tax, (iii) limits the deduction for net interest expense incurred by U.S. corporations, (iv)  allows businesses to immediately expense, for tax purposes, the cost of new investments in certain qualified depreciable assets, (v) eliminates or reduces certain deductions related to meals and entertainment expenses, (vi) modifies the limitation on excessive employee remuneration to eliminate the exception for performance-based compensation and clarifies the definition of a covered employee and (vii) limits the deductibility of deposit insurance premiums. The Tax Act also significantly changes U.S. tax law related to foreign operations, however, such changes do not currently impact the Company.

With respect to Subchapter S corporations, such as the Company, the Tax Act permits stockholders to deduct 20% of the Company’s consolidated annual earnings for tax purposes.  While this 20% deduction is subject to phase-out for certain shareholders in some situations, such situations should not apply to the Company’s stockholders.  However, you are encouraged to consult your own tax professional to determine how the Tax Act impacts your ownership of Company common stock.

Monetary policies and regulations of the FRB could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the FRB. An important function of the FRB is to regulate the money supply and credit conditions. Among the instruments used by the FRB to implement these objectives are open market operations in U.S. government securities, adjustments of the discount rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the FRB have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

The FRB may require us to commit capital resources to support the Bank.

The FRB, which examines us, requires a bank holding company to act as a source of financial and managerial strength to a subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the FRB may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. In addition, the Dodd-Frank Act directs the federal bank regulators to require that all companies that directly or indirectly control an insured depository institution serve as a source of strength for the institution. Under these requirements, in the future, we could be required to provide financial assistance to the Bank if it experiences financial distress.

A capital injection may be required at times when we do not have the resources to provide it, and therefore we may be required to borrow the funds. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors.

Banking agencies periodically conduct examinations of our business, including compliance with laws and regulations, and our failure to comply with any supervisory actions to which we become subject as a result of such examinations could materially and adversely affect us.

Missouri and federal banking agencies periodically conduct examinations of our business, including compliance with laws and regulations. If, as a result of an examination, a Missouri or federal banking agency were to determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of our operations had become unsatisfactory, or that the Company or its management was in violation of any law or regulation, such banking agencies may take a number of different remedial actions as they deem appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to restrict our growth, to assess civil monetary penalties against the Bank, our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate our deposit insurance. If we become subject to such regulatory actions, we could be materially and adversely affected.

We may be required to pay higher FDIC deposit insurance assessments in the future, which could materially and adversely affect us.

The deposits of banks are insured by the FDIC through the Deposit Insurance Fund to a maximum of $250,000 per account title. For this protection, a bank must pay quarterly assessments. The FDIC has adopted a risk-based assessment system. Under this system, banks pay insurance premiums at rates based on their risk classification. Banks assigned to higher risk classifications (that is, banks that pose a higher risk of loss to the deposit insurance fund) pay assessments at higher rates than do banks that pose a lower risk. A bank’s risk classification is assigned based on its capital levels and the level of supervisory concern the bank poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The FDIC may terminate its insurance of deposits if it finds that a bank has engaged in unsafe and unsound practices, is in an unsafe or unsound condition, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.  An increase in the assessment rates could materially and adversely affect us.

We may be materially and adversely affected by the creditworthiness and liquidity of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional customers. Many of these transactions expose us to credit risk in the event of a default by a counterparty or customer. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to us. Any such losses could have a material adverse effect on us.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The federal Bank Secrecy Act, the USA PATRIOT Act of 2001 (“USA Patriot Act”), and other laws and regulations require financial institutions, among other duties, to institute and maintain effective anti-money laundering programs and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network, established by the Treasury to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. There is also increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control. If our policies, procedures and systems are deemed deficient or the policies, procedures and systems of the financial institutions that we have already acquired or may acquire in the future are deficient, we would be subject to liability, including fines and regulatory actions such as restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans, which would negatively impact our business, financial condition and results of operations. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us.

There are substantial regulatory limitations on changes of control of bank holding companies.

With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to and the approval of the FRB. Accordingly, prospective investors need to be aware of and comply with these requirements, if applicable, in connection with any purchase of shares of our common stock. These provisions could adversely affect the market price of our common stock.

Provisions of our Certificate of Incorporation and Bylaws, as well as provisions of Delaware and Missouri law and certain banking laws, could delay or prevent a takeover of us by a third party.

Provisions of our Certificate of Incorporation and Bylaws, the corporate law of the States of Missouri and Delaware and state and federal banking laws, including regulatory approval requirements, could delay, defer or prevent a third party from acquiring us, despite the possible benefit to our stockholders, or otherwise adversely affect the market price of our common stock. The purpose of such provisions is to provide our Board of Directors with more control over whether to accept or reject any type of acquisition or takeover attempt.  However, none of the provisions contained in our corporate documents or the corporate laws of the State of Delaware can guarantee that an unwanted acquisition attempt will not be made.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this Offering Circular, including the risk factors set forth above, contains or incorporates by reference certain forward-looking projections, goals, assumptions and statements about the Company’s and the Bank’s financial condition, results of operations and business that are based on its current and future expectations. You can find many of these statements by looking for words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Such statements reflect the Company’s and the Bank’s current views with respect to future events and are subject to risks and uncertainties, including those discussed under “Risk Factors” and elsewhere in this Offering Circular that could cause actual results to differ materially from those contemplated in such forward-looking statements. Factors that could cause the Company’s and the Bank’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•legislative or regulatory changes that affect the Company’s or the Bank’s business including the Dodd-Frank Act and its impact on the Company’s or the Bank’s compliance costs;

•deterioration of the credit quality of the Bank’s loan portfolio, increased default rates and loan losses or adverse changes in the industry concentrations of the Bank’s loan portfolio;

•the Bank’s ability to manage the impact of changes in interest rates, spreads on interest earning assets and interest-bearing liabilities, and interest rate sensitivity;

•the financial health of certain entities, including government sponsored enterprises, the securities of which the Bank owns or acquires;

•increased competitive pressures among financial services companies;

•failures of counterparties or third party vendors to perform their obligations;

•prepayment speeds, loan originations, credit losses and market values, collateral securing loans and other assets;

•adverse changes in the securities market;

•the economic impact of past and any future terrorist attacks, acts of war, or threats thereof and the response of the United States to any such threats and attacks;

•the amount of assessments and premiums the Bank is required to pay for FDIC deposit insurance;

•the costs, effects, and outcomes of existing or future litigation;

•implement the Company’s business plan in the markets in which it does business;

•the ability of the Company and the Bank to manage the risks associated with the foregoing factors as well as anticipated risk factors; and

•such other factors discussed throughout the “Risk Factors” section of this Offering Circular.

You are cautioned that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements, which speak only as of the date of this Offering Circular. There may be events in the future that the Company or Bank has little control over or is unable to accurately predict. These statements are representative only as of the date of this Offering Circular. Before you invest in the Shares, you should be aware that the occurrence of the events described in these risk factors, and elsewhere in this Offering Circular, could have a material adverse effect on the Company’s and Bank’s business, operating results and financial condition.

DILUTION

Based on our consolidated, financial results for the year ended December 31, 2017, our actual net tangible book value per common share for the year ended December 31, 2017 is $4,385 per share, which was determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of such date (9,933 shares). If you invest in our common stock in this Offering as an existing stockholder, no immediate dilution in your ownership percentage is expected.  However, dilution with respect to net tangible book value per share to purchasers of Shares in this Offering could result if the amount per share paid is greater than the net tangible book value per share of our common stock immediately after this Offering.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of our common stock, including through the sale of securities convertible into or exchangeable or exercisable for common stock, the issuance of these securities could result in dilution to our stockholders, including investors purchasing our common stock in this Offering.

PLAN OF DISTRIBUTION

We are offering our Shares on a best efforts basis. We have not engaged a placement agent to assist in the sale.

We may sell the Shares in a number of different ways or in a combination of ways, which may include the following (or any combination thereof):

•directly to our existing stockholders residing in those jurisdictions in which we qualify the Offering; we intend to qualify the Offering in the 17 different states where existing stockholders of our corporation currently reside, which, on a collective basis, we believe represent the states in which 100% of our shareholders of record reside;

•directly to our employees and/or individual investors who reside or operate businesses within our current or prospective market area; or

•directly to a limited number of other purchasers or to a single purchaser.

Our Offering will commence on the date of this Offering Circular and will continue until the earlier of the date on which we have accepted subscriptions for all the Shares offered or September 30, 2018 (the “Termination Date”), but we reserve the right to extend the Termination Date to December 31, 2018 in our sole discretion. There is no minimum number of Shares that must be sold. We will retain all net proceeds from the sale of the Shares sold in this Offering. There will be no third-party escrow of your funds prior to the time we accept your offer to purchase our Shares, but your funds may be deposited in an account at the Bank immediately upon receipt. When we accept your offer to purchase our Shares and issue your certificates as of the Termination Date, your funds will be immediately available to us for the purposes described in “Use of Proceeds”. Your offer to purchase Shares will not be accepted unless you agree to purchase at least 30 shares ($180,000), but we reserve the right, in our sole discretion, to accept smaller investments. We also reserve the right to limit or reject investments, as described below.

Minimum and Maximum Investment Amounts

Offers to purchase Shares by investors who are not existing stockholders of the Company will not be accepted unless you agree to purchase at least 30 shares ($180,000), but we reserve the right, in our sole discretion, to accept smaller investments, including those by existing stockholders electing to exercise their preemptive rights. The filing of certain information or applications with bank regulatory agencies may be a prerequisite to the purchase of our Shares in this Offering if you will own more than 10% of our issued and outstanding shares of common stock after the completion of this Offering and if other regulatory control factors are present. If you already own shares of our common stock, you must include the shares you already own for purposes of calculating this 10% ownership limitation. For example, if you already own shares of our common stock that equal 6% of our issued and outstanding common stock, then you might not be able to purchase through this Offering more than that number of Shares representing approximately 4% of the number of our shares of common stock that will be issued and outstanding upon completion of this Offering, unless we agree to authorize a larger investment. We may exercise our right to reduce, or reject, in whole or in part, any subscription which would require prior regulatory application or approval if such application or approval is not obtained prior to your offer to subscribe for our Shares. However, we reserve the right to accept larger subscriptions for our Shares.

How to Subscribe for our Shares

We must receive your executed Subscription Materials and IRS Form W-9, along with your payment of the aggregate subscription price for the Shares prior to the Termination Date, which is expected to be no later than September 30, 2018. However, if the Offering is fully subscribed prior to September 30, 2018, we may terminate the Offering and accept the subscriptions received at that time and this will be the Termination Date. Also, we may extend the Termination Date to December 31, 2018. Your subscription is not binding on us unless we accept it and issue your certificates as of the Termination Date. Once we receive your subscription, it is irrevocable. We reserve the right to reject any subscription for any reason or to allot to you less than the number of Shares subscribed. For example we may elect, in our discretion, to accept subscriptions primarily from investors in our market area or who subscribe for larger amounts. If our Offering is oversubscribed, you may receive fewer Shares than for which you subscribed because we will allocate the Shares among subscribers in our discretion.

How to Submit Subscription Payments

If you submit your subscription payment by check, your check should be made payable to “Security State Bancshares, Inc.” and sent to the Company:

Security State Bancshares, Inc.

P. O. Box 99

101 South Main Street

Charleston, Missouri  63834

Attention:  Jeff Barker, Chief Financial Officer

Please note on the check that it is a “Subscription for Common Stock Offering.”

If you wish to submit your subscription payment by wire transfer, please have your financial institution wire your funds using the following instructions:

Receiving Bank:Focus Bank

101 South Main Street

Charleston, Missouri 63834

Receiving Bank ABA Number:081517732

Beneficiary Name: & Address:Security State Bancshares, Inc.

101 South Main Street

Charleston, Missouri 63834

Beneficiary Account Number:1020164948

Transaction Identifier:Subscription for Common Stock Offering

Treatment of Subscription Payments; Issuance of Shares

We may not issue our Shares to you until the Termination Date of this Offering, which is presently scheduled to be September 30, 2018, but could be delayed until December 31, 2018 if the Offering is extended, or accelerated if we terminate the Offering prior to September 30, 2018 because we have accepted subscriptions for all Shares offered. During that time, you will not have use of the subscription funds you have delivered to us, and no interest will be paid on such funds under any circumstances, regardless of whether we accept your subscription in whole or in part and issue Shares to you, or reject your subscription in whole or in part, and return any such rejected subscription funds to you after the Termination Date. During the time we hold subscription funds that you deliver to us, such funds will not be held in a third-party escrow account, and will be deposited in an account at the Bank and remain at risk to the same extent as all other funds held in deposit accounts at the Bank, and any deposit funds in excess of $250,000 will not be FDIC insured. Also, if Shares are issued to you on September 30, 2018 or subsequent to any distribution record date, you will not receive the distributions, if any, payable on such distribution payment date because the Shares will not have been issued on the record date for such distributions.

Our Restrictions on Share purchases and sales by Our Directors, Executive Officers and Employees

We may adopt a policy which prohibits our directors, executive officers and other employees from purchasing or selling our stock during certain time periods. Under this policy, we may impose “blackout periods” during which our directors, executive officers and other employees are prohibited by us from directly or indirectly purchasing, selling or otherwise transferring our Shares.  As permitted by this policy, we have notified our directors, executive officers and other employees that they are permitted to participate in the Offering and purchase Shares on the same terms and conditions offered to other potential investors by means of this Offering Circular and are prohibited from selling our stock during the Offering and for a period of 90 days following the Termination Date of our Offering.

USE OF PROCEEDS

We plan to use approximately $13,225,000 of the anticipated net proceeds to pay off or reduce our outstanding debt. We plan to use any remaining net proceeds from our Offering for general corporate purposes and working capital requirements, including:

•expansion of our business;

•investments in the Bank as regulatory capital to fund growth;

•financing of possible acquisitions; and

•investments at the holding company level.

DESCRIPTION OF BUSINESS

Our Company and Bank – General Overview

Security State Bancshares, Inc. is a single bank holding company formed in 1987 under the laws of the State of Delaware and is headquartered in Charleston, Missouri. Its wholly-owned subsidiary, Focus Bank, is a Missouri chartered bank. Our primary function is and will be to own all of the stock of the Bank. Our profitability is primarily dependent on the financial results of the Bank.

The Bank was established in 1931 and for many years was known as First Security State Bank. The Bank operates eleven (11) branches located in Missouri and Arkansas. The Bank is a locally managed community bank that seeks to provide personal attention and professional assistance to its customer base, which consists principally of small to medium size businesses, professionals, and individuals. The Bank’s philosophy includes offering direct access to its officers and personnel, providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures, and consistently applied credit policies.

The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company is regulated by the Board of Governors of the Federal Reserve System (“FRB”), and the Bank is regulated by the Missouri Division of Finance and the FDIC.

Our services and products consist primarily of taking deposits from, and making loans to, our target customers within our target markets. We provide a broad selection of commercial and retail banking products, including commercial and industrial loans, commercial and residential real estate loans, and a broad range of consumer loans. We also offer a wide range of checking, savings and other banking products and services to our customers, including debit cards, 24-hour ATM access, Internet banking and bill payment services, as well as mobile banking with the ability to make remote deposits.

For the year ended December 31, 2017, we had total assets of $763,292,155, total loans of $644,709,040, net of our allowance for loan losses, total deposits of $571,966,673, Federal Home Loan Bank advances of $104,174,810 and stockholders’ equity of $43,554,970. For the years ended December 31, 2017 and December 31, 2016, we reported net income per common share of $7,921,895 and $7,682,777, respectively, resulting in earnings per common share of $797.53 and $773.46, respectively.

Our Employees

For the year ended December 31, 2017, we had a total of 157 full-time employees and 24 part-time employees. These employees are not represented by collective bargaining agents. We believe that our relationship with our employees is good.

Our Market Areas

There are several distinct regions within our market area. Our market areas generally include Southeast Missouri and Northeast Arkansas and are defined by the Federal Reserve as the Sikeston, Missouri banking market.  This banking market is specifically comprised of Mississippi County, Scott County (minus Kelso Township), New Madrid County (minus Como, Anderson and the western half of Portage Townships), and the portion of Portageville which is in Pemiscot County.

Our Business Strategy

Our overall business strategy is to become Southeast Missouri’s and Northeast Arkansas’ community bank of choice for our target customers. We intend to capitalize on our competitive strengths to distinguish us from other banking alternatives in Missouri and Arkansas. Through this business strategy, we intend to achieve profitability and build shareholder value. Our specific business strategies are as follows:

•Focus on Small Businesses and Individuals. As bank consolidation continues in Missouri and Arkansas and other parts of the country, we believe a void has been left for community banks focused on small businesses and individuals. We intend to focus on this specific group of customers. We believe that these targeted customers seek a relationship-oriented banking experience that is increasingly difficult to find in large banks. We believe that the personal attention from our local staff, in combination with our use of technology, will allow us to offer to our customers tailored solutions that fit their evolving needs.

•Retain and Recruit Highly Competent Personnel. To complement our experienced management team, we have recruited, and expect to continue to recruit, skilled bankers with extensive credit and relationship management capabilities and knowledge of our target markets. With full recognition that we operate in a highly regulated industry, we seek to foster an entrepreneurial and non-bureaucratic culture that promotes a high energy environment for all employees. Additionally, we believe we provide competitive short and long-term compensation opportunities, including an Employee Stock Ownership Plan (ESOP) and a 401(k) Plan for our Bank’s employees. These compensation plans are aligned with shareholder expectations and are subject to senior management and board oversight.

•Maintain Local Decision-Making and Accountability. We believe that we have a competitive advantage over large national and super-regional banks to win business by providing superior credit services with experienced, knowledgeable bankers, local decision making capabilities and prompt decisions. Our operating model allows for clear lines of internal communication and local decision making such that we are able to give our customers and prospects insightful solutions to their banking needs and prompt responses to their requests for advice and assistance.

•Grow Organically. We will focus on continued organic growth through our existing footprint and business lines. The market regions in which we currently operate provide abundant opportunities to grow our customer base and expand our current market share throughout Missouri and Arkansas. We plan to follow our community-focused, relationship-driven customer strategy to increase loans and deposits through our existing locations. Additionally, we intend to add experienced bankers to grow in our current markets and expand into new markets.

•Selectively Pursue Acquisitions. In addition to our primary strategy to grow organically, we may seek to acquire other financial institutions or branches or assets of those institutions in our target markets, although we recognize, given our size and the limited market for our Shares, it may be difficult to compete for acquisitions. We believe that more promising opportunities may involve expanding into new lines of business related to our core banking business. We believe that with our enhanced capital position following the completion of this offering, we will be well-positioned to take advantage of acquisition opportunities as they may arise that we believe will create value for our shareholders consistent with our strategies. However, acquisitions are ancillary to our organic growth strategy, and our success is not dependent on making acquisitions.

Our Competitive Strengths

We believe the following competitive strengths support our strategy:

•Experienced Senior Management Team. Our senior management team has a long and successful history of managing community banking organizations. Our team has a demonstrated track record of managing profitable growth, maintaining a strong credit culture, and implementing a relationship-based and community service-focused approach to banking.

•Well Positioned in Attractive Markets. We believe we are well positioned in attractive markets and believe there are growth opportunities that exist in our current markets.  However, we will continue to look for opportunities to expand in other markets as circumstances are available.  We believe our demonstrated ability to operate successfully within these markets will facilitate our contributed organic growth as the economies in our markets expand.

•History of Sustained Profitability. We focus on long-term financial performance and have a history of profitability despite the past economic headwinds and turmoil in the banking industry. For the years ended December 31, 2016 to December 31, 2017, our net income increased from approximately $7.68 Million in 2016 to approximately $7.92 Million in 2017; and our earnings per share increased from $773.46 per share in 2016 to $797.53 per share in 2017.

•Strong Credit Culture. Our disciplined implementation of comprehensive policies and procedures for credit underwriting and administration has enabled us to maintain strong asset quality during our growth and the challenges recently posed by the national economy. While loans secured by commercial real estate constitute a significant portion of our loan portfolio, we manage the risk in the portfolio with prudent underwriting and proactive credit administration. We mitigate the risk in our portfolio by diversifying industry type and the geographic location of our collateral within the States of Missouri and Arkansas and those limited areas that we serve in Kentucky and Tennessee.

Our Community Banking Services

Lending Strategy and Types of Loans. Through the Bank, we offer a broad range of commercial and retail lending products to businesses, professionals and individuals. Commercial lending products include commercial real estate loans, interim construction loans, commercial loans (such as FSA guaranteed loans, business term loans, equipment financing, leasing and lines of credit) to a diversified mix of small and midsized businesses, and loans to professionals. Retail lending products include residential first and second mortgage loans, and consumer installment loans such as loans to purchase cars, boats and other recreational vehicles.

The following is a discussion of our major types of lending.

Agricultural Lending. The Bank originates loans to finance agriculture production and other loans to farmers.  These loans are made for the purpose of financing the growing and storing of row crops and for the purchase of farm machinery and equipment.  For the year ended December 31, 2017, we had outstanding approximately $60.6 million of agriculture loans, or approximately 9.25% of our total loan portfolio.

Agriculture loans have the risk that repayment is subject to the ongoing business operations of the borrower.  Any interruption or discontinuance of operating cash flows from the business, which may be influenced by events not under the control of the borrower such as local and regional trends in farmland prices, input cost, commodity prices, impacting weather conditions and crop yields, which could materially affect the ability of the borrower to repay the loan.

Commercial Real Estate Loans.  Commercial real estate loans.  We are primarily a real estate secured lender.  The Bank originates loans secured by commercial real estate including land (improved and unimproved), retail centers, nursing homes and other healthcare facilities, office buildings, hotels, and other businesses generally located in the Bank’s market area.  The total amount of commercial real estate loans outstanding for the year ended December 31, 2017 was approximately $249.1 million, or approximately 38.0% of total loans.  Of this amount approximately $125.9 million were loans secured by agriculture properties primarily represented by farmland suitable for row crops.

Commercial real estate loans are often larger and involve greater risks than other types of lending. Adverse developments affecting commercial real estate values in our market areas could increase the credit risk associated with these loans, impair the value of property pledged as collateral for these loans, and affect our ability to sell the collateral upon foreclosure without a loss. Due to the larger average size of commercial real estate loans, we face the risk that losses incurred on a small number of commercial real estate loans could have a material adverse impact on our financial condition and results of operations. In addition, commercial real estate loans have the risk that repayment is subject to the ongoing business operations of the borrower.

Residential Real Estate Loans. We offer first and second mortgage loans to our individual customers for the purchase of primary residences. For the year ended December 31, 2017, the outstanding balance of one-to-four family real estate secured loans, including home equity loans, represented approximately $211.8 Million, or approximately 32.3%, of our total loans.

Like our commercial real estate loans, our residential real estate loans are secured by real estate, the value of which may fluctuate significantly over a short period of time as a result of market conditions in the area in which the real estate is located. Adverse developments affecting real estate values in our market areas could therefore increase the credit risk associated with these loans, impair the value of property pledged as collateral on loans and affect our ability to sell the collateral upon foreclosure without a loss or additional losses.

Single-Family Interim Construction Loans.  The Bank originates real estate loans secured by property or land that is under construction or development.  At December 31, 2017, the Bank had approximately $44.6 million or approximately 6.8% of total loans in construction loans outstanding.  Construction loans originated by the Bank are generally secured by mortgage loans for the construction of owner occupied residential real estate or to finance speculative construction secured by residential real estate, land development, or commercial real estate.

Like our commercial and residential real estate loans, our construction loans are secured by real estate, the value of which may fluctuate significantly over a short period of time as a result of market conditions in the area in which the real estate is located. Adverse developments affecting real estate values in our market areas could therefore increase the credit risk associated with these loans, impair the value of property pledged as collateral on loans, and affect our ability to sell the collateral upon foreclosure without a loss or additional losses.

Commercial Loans. We originate commercial, industrial and municipal loans to small and medium sized businesses and municipalities located in our market areas. These loans include term loans to purchase capital equipment, and term loans and lines of credit for working capital and operational purposes. Because we are a community bank with long standing close ties to the businesses and professionals operating in our market areas, we are able to tailor our commercial loan programs to meet the needs of our customers. For the year ended December 31, 2017, we had outstanding commercial industrial and municipal loans, of approximately $54.0 Million, or approximately 8.2% of total loans.

Like our commercial real estate loans, commercial loans have the risk that repayment is subject to the ongoing business operations of the borrower. Any interruption or discontinuance of operating cash flows from the business, which may be influenced by events not under the control of the borrower such as economic events and changes in governmental regulations, could materially affect the ability of the borrower to repay the loan. Further, commercial loans are often secured by personal property, such as inventory, and intangible property, such as accounts receivable, which if the business is unsuccessful, typically have values insufficient to satisfy the loan without a loss.

Consumer Loans. We offer a variety of consumer loans, such as installment loans to purchase cars, boats and other recreational vehicles. Our consumer loans typically are part of an overall customer relationship designed to support the individual consumer borrowing needs of our commercial loan and deposit customers.  For the year ended December 31, 2017, we had outstanding approximately $14.8 Million of consumer loans, or approximately 2.3% of our total loan portfolio. Consumer loans typically have shorter terms, lower balances, higher yields and higher risks of default than residential real estate mortgage loans. Consumer loan collections are dependent on the borrower’s continuing financial stability and are therefore more likely to be affected by adverse personal circumstances. Consumer loan collections are dependent on the borrower’s financial stability and therefore involve greater risk of being affected by adverse individual circumstances, such as the loss of employment or unexpected medical costs.

Leases. The Bank originates leases that primarily finance farm machinery and equipment and to a lesser extent for commercial and industrial equipment.  For the year ended December 31, 2017, we had outstanding approximately $20.0 million of leases, or approximately 3.1% of our total loan portfolio.  Leases typically have terms of five to seven years.

Leases have the risk that repayment is subject to the ongoing business operations of the borrower.  Any interruption or discontinuance of operating cash flows from the business, which may be influence by events not under the control of the borrower such as economic events and changes to governmental regulations, could materially affect the ability of the borrower to make the scheduled lease payments.

Underwriting. Prudent underwriting is the foundation of our strong credit culture. We seek to maintain a broadly diversified loan portfolio in terms of type of customer, type of loan product, geographic area and industries in which our business customers are engaged. We adhere to disciplined underwriting standards and offer creative loan solutions in a responsive and timely manner.

In considering a loan, we follow the conservative underwriting principles in our loan policy which include the following:

•having a relationship with our customers to ensure a complete understanding of their financial condition and ability to repay the loan;

•verifying that the primary and secondary sources of repayment are adequate in relation to the amount of the loan;

•observing appropriate loan to value guidelines for real estate secured loans;

•maintaining our targeted levels of diversification for the loan portfolio, both as to type of borrower and geographic location of collateral; and

•ensuring that each loan is properly documented with perfected liens on collateral.

We implement our underwriting policy through a tiered system of individual loan authority for our loan officers and a loan committee approval structure. Lending officers are assigned various levels of authority based upon their respective levels of experience and expertise. Loans with relationships over the lending authority of the loan officer must be approved by our Bank’s Director Loan Committee. Loans exceeding the authority of the Bank Director Loan Committee must be approved by the Bank’s Board of Directors.

We employ appropriate limits on our overall loan portfolio and requirements with respect to certain types of lending. As a general practice, we operate with an internal guideline limiting loans to any single borrowing relationship to $10,000,000. The Bank’s legal lending limit was $22,010,000 for the year ended December 31, 2017.

We require our non-owner occupied commercial real estate loans to be secured by well-managed income producing property with adequate margins, supported by a history of profitable operations and cash flows, and proven operating stability in the case of commercial loans. Except in very limited circumstances, our commercial real estate loans and commercial loans are supported by personal guarantees from the principals of the borrower.

As part of the underwriting process, we seek to minimize risk in a variety of ways, including the following:

•careful analysis of the borrower’s financial condition, cash flow, liquidity, and leverage;

•assessment of the project’s operating history, operating projections, location and condition;

•review of appraisals, title commitment and environmental reports;

•consideration of the management experience and financial strength of the principals of the borrower; and

•understanding economic trends and industry conditions.

We are a relationship-oriented, rather than transaction-oriented, lender. Accordingly, our loans are made primarily to borrowers located or operating in our primary market areas.

Credit Risk Management

Managing credit risk is a company-wide process. Our strategy for credit risk management includes the conservative underwriting process described above, and ongoing risk monitoring and review processes for all credit exposures. Our Credit Administration Department provides bank-wide credit oversight and periodically reviews the loan portfolio to ensure that the risk identification processes are functioning properly and that our credit standards are followed. In addition, a third party annually performs a commercial loan review which includes a review of our loan policy and all loan relationships over $1 million annually to determine compliance with the requirements of our loan policy, including credit standards and the risk rating and risk management  procedures contained in our loan policy. We strive to identify potential problem loans early in an effort to aggressively seek resolution of these situations before the loans become a loss, record any necessary charge-offs promptly and maintain adequate allowance levels for probable loan losses inherent in the loan portfolio.

Credit risk management involves a partnership between our lenders and our credit administration group. The manager of this group has significant prior experience working in credit administration. The members of our credit administration group primarily focus their efforts on credit analysis, underwriting and monitoring new credits and providing management reporting to executive management and the board of directors. In general, whenever a particular loan or overall borrower relationship is downgraded to special mention or substandard based on one or more standard loan grading factors, our Senior Lending Officer will make a determination with the loan officer on how best to manage the relationship going forward.

Deposits

Deposits are our principal source of funds for use in lending and other general banking purposes. We provide a full range of deposit products and services, including a variety of checking and savings accounts, debit cards, online banking, mobile banking, remote deposit capture, electronic statements, bank-by-mail and direct deposit services. We also offer business accounts, including business checking and business savings. We solicit deposits through our relationship-driven team of dedicated and accessible bankers. We attempt to price our deposit products to promote core deposit growth while remaining competitive with market rates.

Our ability to gather deposits is an important aspect of our business franchise, and we believe this is a significant driver of franchise value. For the year ended December 31, 2017, we held $571,966,673 of total deposits.

Our Competition

We face strong competition in the attraction of deposits, commercial loans and retail loans. Our most direct competition for deposits, commercial loans and retail loans comes from other commercial banks and thrifts as well as credit unions located in our primary market areas. We compete for deposits principally by offering depositors a wide variety of savings programs, a market rate of return, and other related services. We do not rely upon any individual, group or entity for a material portion of our deposits. Our competition for commercial and other real estate loans comes from mortgage banking companies, thrift institutions and commercial banks. We compete for loan originations primarily through the interest rates and loan fees we charge and the efficiency and quality of services we provide borrowers, real estate brokers and builders. Our competition for loans varies from time to time depending upon the general availability of lendable funds and credit, general and local economic conditions, current interest rate levels, volatility in the mortgage markets and other factors which are not readily predictable. We currently have eight (8) commercial lenders on staff who call on current and potential business customers and are available on business days and by appointment to service the commercial lending market. Currently, we also have two (2) loan originators on staff who call on real estate agents, follow leads, and are available on business days and by appointment to service the mortgage loan market.

Litigation

There is no material litigation pending in which the Company or the Bank is a party or of which any of their property is subject, other than ordinary routine litigation incidental to the Bank’s business or except as described below.  The Bank is a party to one case arising out of a deficiency on a loan obtained by a borrower to purchase a car.  The Bank obtained a default judgment against the borrower in 2015 and in 2016 the customer filed a motion to set aside the decision.  The case was ultimately heard by the Missouri Court of Appeals which remanded the case back to the trial court.  Thereafter, the customer filed an answer to the original complaint along with a class action counterclaim against the Bank alleging pre- and post-sale notices in connection with the repossession and sale of her vehicle violated certain provisions of the Uniform Commercial Code.  The Bank has filed an answer to the counterclaim and is defending it vigorously.  There has been no ruling by the court at this point that would allow the case to proceed as a class action.  The court has not set the case for trial.  At this point, the Bank has no reason to believe there is a likelihood of any material loss to the Bank as a result of the case.

REGULATION AND SUPERVISION

The U.S. banking industry is highly regulated under federal and state law. Consequently, the growth and earnings performance of the Company and the Bank will be affected not only by management decisions and general and local economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. These authorities include the FRB, the FDIC, the Missouri Division of Finance, the Internal Revenue Service (“IRS”), and state taxing authorities. The effect of these statutes, regulations and policies, and any changes to such statutes, regulations and policies, can be significant and cannot be predicted.

The primary goals of the bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. The system of supervision and regulation applicable to the Company and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC’s deposit insurance fund, the Bank’s depositors and the public, rather than the Company’s shareholders or creditors. The description below summarizes certain elements of the applicable bank regulatory framework. This description is not intended to describe all laws and regulations applicable to the Company and the Bank, and the description is qualified in its entirety by reference to the full text of the statutes, regulations, policies, interpretive letters and other written guidance that are described herein.

The Company as a Bank Holding Company

As a bank holding company, the Company is subject to regulation under the Bank Holding Company Act of 1956, (BHCA), and to supervision, examination and enforcement by the Federal Reserve Board (FRB). The BHCA and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations. The FRB’s jurisdiction also extends to any company that the Company directly or indirectly controls, such as the Company’s nonbank subsidiaries and other companies in which the Company owns a controlling investment.

Regulatory Restrictions on Distributions; Source of Strength. The Company is regarded as a legal entity separate and distinct from the Bank. The principal source of the Company’s revenues is distributions received from the Bank. As described in more detail below, Missouri state law places limitations on the amount that state banks may pay in distributions, which the Bank must adhere to when paying distributions to the Company. The FRB has issued a policy statement that provides that a bank holding company should not pay distributions unless (a) its net income over the last four quarters (net of dividends paid) has been sufficient to fully fund the distributions, (b) the prospective rate of earnings retention appears to be consistent with the capital needs, asset quality and overall financial condition of the bank holding company and its subsidiaries, and (c) the bank holding company will continue to meet minimum required capital adequacy ratios. Accordingly, the Company should not pay cash distributions that exceed its net income in any year or that can only be funded in ways that weaken its financial strength, including by borrowing money to pay dividends.

Under FRB’s policy, bank holding companies have historically been required to act as a source of financial and managerial strength to each of its banking subsidiaries, and the Dodd–Frank Act codified this policy as a statutory requirement. Under this requirement, the Company is expected to commit resources to support the Bank, including at times when the Company may not be in a financial position to provide such resources. Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. As discussed below, a bank holding company, in certain circumstances, could be required to guarantee the capital restoration plan of an undercapitalized banking subsidiary. If the capital of the Bank were to become impaired, the FRB could assess the Company for the deficiency. If the Company failed to pay the assessment within three months, the FRB could order the sale of the Company’s stock in the Bank to cover the deficiency.

In the event of a bank holding company’s bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and will be required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

Scope of Permissible Activities. Under the BHCA, the Company is prohibited from acquiring a direct or indirect interest in or control of more than 5% of the voting shares of any company that is not a bank or financial holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to or performing services for its subsidiary banks, except that the Company may engage in, directly or indirectly, and may own shares of companies engaged in certain activities found by the FRB to be so closely related to banking or managing and controlling banks as to be a proper incident thereto. These activities include, among others, operating a mortgage, finance, credit card or factoring company; performing certain data processing operations; providing investment and financial advice; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, nonoperating basis; and providing certain stock brokerage and investment advisory services. In approving acquisitions or the addition of activities, the FRB considers, among other things, whether the acquisition or the additional activities can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh such possible adverse effects as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

Safe and Sound Banking Practices. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The FRB’s Regulation Y, for example, generally requires a bank holding company to provide the FRB with prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of the bank holding company’s consolidated net worth. The FRB may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. In certain circumstances, the FRB could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

The FRB has broad authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution.

Anti-Tying Restrictions. Bank holding companies and their affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other nonbanking services offered by a bank holding company or its affiliates.

Minimum Capital Requirements. As a small bank holding company, the Company is exempt from the capital requirements of the FRB applicable to bank holding companies with assets greater than $1 Billion. The FRB has a small bank holding company capital policy which allows qualified small bank holding companies, such as the Company, to make greater use of leverage in their consolidated capital structure.

Acquisitions by Bank Holding Companies. The BHCA requires every bank holding company to obtain the prior approval of the FRB before it acquires all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the FRB is required to consider, among other things, the effect of the acquisition on competition, the financial condition, managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, including the record of performance under the Community Reinvestment Act (CRA), the effectiveness of the applicant in combating money laundering activities, and the extent to which the proposed acquisition would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. Our ability to make future acquisitions will depend on our ability to obtain approval for such acquisitions from the FRB. The FRB could deny our application based on the above criteria or other considerations. For example, we could be required to sell banking centers as a condition to receiving regulatory approval, which condition may not be acceptable to us or, if acceptable to us, may reduce the benefit of a proposed acquisition.

Control Acquisitions. Federal and state laws, including the BHCA and the Change in Bank Control Act (CBCA), impose additional prior notice or approval requirements and ongoing regulatory requirements on any investor that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution or bank holding company. Whether an investor “controls” a depository institution is based on all of the facts and circumstances surrounding the investment. As a general matter, an investor is deemed to control a depository institution or other company if the investor owns or controls 25% or more of any class of voting securities. Subject to rebuttal, an investor is presumed to control a depository institution or other company if the investor owns or controls 10% or more of any class of voting securities and either the depository institution or company is a public company or no other person will hold a greater percentage of that class of voting securities after the acquisition. If an investor’s ownership of the Company’s voting securities were to exceed certain thresholds, the investor could be deemed to “control” the Company for regulatory purposes, which could subject such investor to regulatory filings or other regulatory consequences.

Regulation of the Bank

Regulatory Authorities. The Bank is a Missouri-chartered bank, the deposits of which are insured by the deposit insurance fund of the FDIC. The Bank is not a member of the Federal Reserve System; therefore, the Bank is subject to supervision and regulation by the FDIC and the Missouri Division of Finance. Such supervision and regulation subject the Bank to special restrictions, requirements, potential enforcement actions and periodic examination by the FDIC and the Missouri Division of Finance.

General Regulatory Powers and Duties of Missouri Division of Finance. The Missouri Bank Commissioner (“Bank Commissioner”) is required to supervise and examine each Missouri-chartered depository bank. The approval of the Bank Commissioner is required to establish or close branches, to merge with another bank, to form a holding company, to issue Bank stock or to undertake many other activities. Any bank that does not operate in accordance with the regulations, policies and directives of the Bank Commissioner may be sanctioned. The Bank Commissioner may suspend or remove directors, trustees or officers of a bank who have violated the law, conducted a bank’s business in a manner which is unsafe, unsound or contrary to the depositors’ interests, or been negligent in the performance of their duties.

Equivalence to National Bank Powers. The Missouri banking statutes presently in effect provide that a Missouri- chartered bank has the same rights and privileges that are or may be granted to national banks domiciled in Missouri. To the extent that the Missouri laws and regulations may have allowed state-chartered banks to engage in a broader range of activities than national banks, the Federal Deposit Insurance Corporation Improvement Act of 1991, or the FDICIA, has operated to limit this authority. The FDICIA provides that no state bank or subsidiary thereof may engage as a principal in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the deposit insurance fund of the FDIC. In general, statutory restrictions on the activities of banks are aimed at protecting the safety and soundness of depository institutions.

Branching. Missouri law provides that a Missouri-chartered bank can establish a branch anywhere in Missouri or any other state provided that the branch is approved in advance by the Bank Commissioner and other applicable state authorities. The branch must also be approved by the FDIC, which considers a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community and consistency with corporate powers. The Dodd- Frank Act permits insured state banks to engage in de novo interstate branching if the laws of the state where the new branch is to be established would permit the establishment of the branch if it were chartered by such state. Missouri has no restrictions on out-of-state banks establishing branch offices in the state other than requiring the approval of the Bank Commissioner.

Restrictions on Transactions with Affiliates and Insiders. Transactions between the Bank and its nonbanking subsidiaries and/or affiliates, including the Company, are subject to Section 23A of the Federal Reserve Act. In general, Section 23A of the Federal Reserve Act imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of the Company or the Bank. Covered transactions with any single affiliate may not exceed 10% of the capital stock and surplus of the Bank, and covered transactions with all affiliates may not exceed, in the aggregate, 20% of the Bank’s capital and surplus. For a bank, capital stock and surplus refers to the bank’s tier 1 and tier 2 capital, as calculated under the risk-based capital guidelines, plus the balance of the allowance for credit losses excluded from tier 2 capital. The Bank’s transactions with all of its affiliates in the aggregate are limited to 20% of the foregoing capital. “Covered transactions” are defined by statute to include a loan or extension of credit to an affiliate, as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the FRB) from the affiliate, the acceptance of securities issued by the affiliate as collateral for a loan, and the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate. In addition, in connection with covered transactions that are extensions of credit, the Bank may be required to hold collateral to provide added security to the Bank, and the types of permissible collateral may be limited. The Dodd-Frank Act generally enhances the restrictions on transactions with affiliates, including an expansion of what types of transactions are covered transactions to include credit exposures related to derivatives, repurchase agreement and securities lending arrangements and an increase in the amount of time for which collateral requirements regarding covered transactions must be satisfied.

Affiliate transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain transactions between the Bank and its affiliates be on terms substantially the same, or at least as favorable to the Bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons. The FRB has also issued Regulation W which codifies prior regulations under Sections 23A and 23B of the Federal Reserve Act and interpretive guidance with respect to affiliate transactions.

The restrictions on loans to directors, executive officers, principal shareholders and their related interests (collectively referred to herein as “insiders”) contained in the Federal Reserve Act and in Regulation O promulgated by the FRB apply to all insured institutions and their subsidiaries and bank holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. Generally, these loans cannot exceed the institution’s total unimpaired capital and surplus, and the FDIC may determine that a lesser amount is appropriate. Loans to senior executive officers of a bank are even further restricted, generally limited to $100,000 per senior executive officer. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

Restrictions on Distribution of Subsidiary Bank Distributions and Assets. Distributions paid by the Bank have provided a substantial part of the Company’s operating funds, and for the foreseeable future, it is anticipated that distributions paid by the Bank to the Company will continue to be the Company’s principal source of operating funds. However, capital adequacy requirements serve to limit the amount of distributions that may be paid by the Bank. Under federal law, the Bank cannot pay a distribution if, after paying the distribution, the Bank would be undercapitalized or does not maintain an appropriate amount of a capital conservation buffer. The FDIC may declare a distribution payment to be unsafe and unsound even though the Bank would continue to meet its capital requirements after payment of the distribution.

Because the Company is a legal entity separate and distinct from the Bank, its right to participate in the distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors. The Federal Deposit Insurance Act, or the FDIC Act, provides that, in the event of a “liquidation or other resolution” of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If the Bank fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors, including the Company, with respect to any extensions of credit we have made to the Bank.

Examinations. The FDIC periodically examines and evaluates state nonmember banks. Based on such an evaluation, the FDIC may revalue the assets of the institution and require that it establish specific reserves to compensate for the difference between the FDIC determined value and the book value of such assets. The Missouri Division of Finance also conducts examinations of state banks. The FDIC and the Missouri Division of Finance have worked out arrangements to alternate examinations.

Capital Adequacy Requirements. The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the agencies that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Effective January 1, 2015 (with a phase-in period through 2019), the Bank became subject to new capital regulations adopted by the FRB and the FDIC, which implement the Basel III regulatory capital reforms and the changes required by the Dodd-Frank Act. The new regulations require a new common equity Tier 1 (“CETI”) capital ratio of 4.5%, increase the minimum Tier 1 capital to risk- weighted assets ratio to 6.0% from 4.0%, require a minimum total capital to risk-weighted assets ratio of 8.0% and require a minimum Tier 1 leverage ratio of 4.0%. CETI generally consists of common stock and retained earnings, subject to applicable adjustments and deductions. Under new prompt corrective action regulations, in order to be considered “well capitalized,” the Bank must maintain a CETI capital ratio of 6.5% (new) and a Tier 1 ratio of 8.0% (increased from 6.0%), a total risk based capital ratio of 10.0% (unchanged) and a Tier 1 leverage ratio of 5.0% (unchanged). In addition, the regulations establish a capital conservation buffer above the required capital ratios that phases in beginning January 1, 2016, at 0.625% of risk-weighted assets and increases each year by 0.625% until it is fully phased in at 2.5% effective January 1, 2019. Beginning January 1, 2016, failure to maintain the capital conservation buffer will limit the ability of the Bank to pay distributions, repurchase shares or pay discretionary bonuses to executive officers and similar employees.

The new regulations implemented changes to what constitutes regulatory capital. Certain instruments will no longer constitute qualifying capital, subject to phase-out periods. In addition, Tier 2 capital is no longer limited to the amount of Tier 1 capital included in total capital. Mortgage servicing rights, certain deferred tax assets and investments in unconsolidated subsidiaries over designated percentages of CETI will be deducted from capital. The Bank has elected to permanently opt out of the inclusion of accumulated other comprehensive income in capital calculations, as permitted by the regulations. This opt-out will reduce the impact of market volatility on our regulatory capital ratios.

The new regulations also changed the risk weights of certain assets, including an increase in the risk weight of certain high volatility commercial real estate acquisition, development and construction loans and non-residential mortgage loans that are 90 days past due or on non-accrual status to 150% from 100%, a credit conversion factor for the unused portion of commitments with maturities of less than one year that are not cancellable to 20% from 0%, an increase in the risk weight for mortgage servicing and deferred tax assets that are not deducted from capital to 250% from 100%, and an increase in the risk weight for equity exposures to 600% from 0%.

Payout Restrictions and Capital Conservation Buffer: In addition to the minimum capital requirements, a bank must hold common equity tier 1 capital in an amount greater than 2.5% of total risk-weighted assets to avoid being subject to limits on capital distributions, such as dividend payments, discretionary payments on Tier 1 instruments, share buybacks and certain discretionary bonus payments to executive officers. This is known as the capital conservation buffer. This capital conservation buffer also will be phased in over a transition period.

Capital Conservation Buffer (as a percentage of risk-weighted assets)	Maximum Payout (as a percentage of eligible retained income)

Greater than 2.5 percent	No payout limitation applies

Less than or equal to 2.5 percent and greater than 1.875 percent	60 percent

Less than or equal to 1.875 percent and greater than 1.25 percent	40 percent

Less than or equal to 1.25 percent and greater than 0.625 percent	Less than

Less than or equal to 0.625 percent	0 percent

Imposition of Liability for Undercapitalized Subsidiaries. Federal law provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized banks. The extent of the regulators’ powers depends on whether the bank in question is “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized. Federal regulations define these capital categories as follows:

	Threshold Ratios
PCA Capital Category	Total Risk-Based Capital Ratio	Tier 1 Risk-Based Capital Ratio	Common Equity Tier 1 Risk-Based Capital Ratio	Tier 1 Leverage Ratio

Well capitalized	10%	8%	6.5%	5%
Adequately capitalized	8%	6%	4.5%	4%
Undercapitalized	< 8%	< 6%	< 4.5%	< 4%
Significantly undercapitalized	< 6%	< 4%	< 3%	< 3%
Critically undercapitalized	Tangible Equity Total Assets ≤ 2%

Depending upon the capital category to which a bank is assigned, the regulators’ corrective powers include requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the bank to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rates the bank may pay on deposits; ordering a new election of directors; requiring that senior executive officers or directors be dismissed; prohibiting the bank from accepting deposits from correspondent banks; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver for the bank.

The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary’s compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution’s holding company is entitled to a priority of payment in bankruptcy. The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5.0% of the institution’s assets at the time it became undercapitalized or the amount necessary to cause the institution to be adequately capitalized.

Deposit Insurance Assessments. The deposits of banks are insured by the FDIC through the Deposit Insurance Fund to a maximum of $250,000 per account title. For this protection, a bank must pay quarterly assessments. The FDIC has adopted a risk-based assessment system. Under this system, banks pay insurance premiums at rates based on their risk classification. Banks assigned to higher risk classifications (that is, banks that pose a higher risk of loss to the deposit insurance fund) pay assessments at higher rates than do banks that pose a lower risk. A bank’s risk classification is assigned based on its capital levels and the level of supervisory concern the bank poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The FDIC may terminate its insurance of deposits if it finds that a bank has engaged in unsafe and unsound practices, is in an unsafe or unsound condition, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC. An increase in the assessment rates could materially and adversely affect us.

Brokered Deposit Restrictions. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits, without receiving a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on any deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits.

Concentrated Commercial Real Estate Lending Regulations. The federal banking agencies have promulgated guidance governing financial institutions with concentrations in commercial real estate lending. The guidance provides that a bank has a concentration in commercial real estate lending if (i) total reported loans for construction, land development, and other land represent 100% or more of total capital or (ii) total reported loans secured by multifamily and nonfarm residential properties and loans for construction, land development, and other land represent 300% or more of total capital and the bank’s commercial real estate loan portfolio has increased 50% or more during the prior 36 months. Owner occupied loans are excluded from this second category. If a concentration is present, management must employ heightened risk management practices that address the following key elements: including board and management oversight and strategic planning, portfolio management, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, and maintenance of increased capital levels as needed to support the level of commercial real estate lending.

Cross-Guarantee Provisions. The Financial Institutions Reform, Recovery and Enforcement Act of 1989, (FIRREA), contains a “cross-guarantee” provision which generally makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of a commonly controlled depository institution.

Community Reinvestment Act. The CRA and the regulations issued thereunder are intended to encourage banks to help meet the credit needs of their entire service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of such banks. These regulations also provide for regulatory assessment of a bank’s record in meeting the needs of its service area when considering applications to establish branches, merger applications and applications to acquire the assets and assume the liabilities of another bank. The FIRREA requires federal banking agencies to make public a rating of a bank’s performance under the CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory CRA record could substantially delay approval or result in denial of an application.

Consumer Laws and Regulations. In addition to the laws and regulations discussed herein, the Bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. The Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of their ongoing customer relations. The Dodd-Frank Act created a new independent Consumer Financial Protection Bureau, which has broad authority to regulate and supervise retail financial services activities of banks, such as the Bank, and will have the authority to promulgate regulations, issue orders, guidance and policy statements, conduct examinations and bring enforcement actions with regard to consumer financial products and services. In general, however, banks with assets of $10 billion or less, such as the Bank, will continue to be examined for consumer compliance by their primary bank regulator.

The USA Patriot Act. The USA Patriot Act is intended to strengthen U.S. law enforcement’s and the intelligence community’s ability to work cohesively to combat terrorism on a variety of fronts. The potential impact of the USA Patriot Act on financial institutions of all kinds is significant and wide ranging. The USA Patriot Act requires financial institutions to prohibit correspondent accounts with foreign shell banks, establish an anti-money laundering program that includes employee training and an independent audit, follow minimum standards for identifying customers and maintaining records of the identification information and make regular comparisons of customers against agency lists of suspected terrorists, their organizations and money launderers.

Anti-Money Laundering and Anti-Terrorism Legislation. A major focus of governmental policy on financial institutions in recent years has been aimed at combating money laundering and terrorist financing. The USA Patriot Act, substantially broadened the scope of U.S. anti-money laundering laws and regulations by imposing significant new compliance and due diligence obligations, creating new crimes and penalties and expanding the extra-territorial jurisdiction of the United States. The U.S. Treasury Department has issued and, in some cases, proposed a number of regulations that apply various requirements of the USA Patriot Act to financial institutions. These regulations impose obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing and to verify the identity of their customers. Certain of those regulations impose specific due diligence requirements on financial institutions that maintain correspondent or private banking relationships with non-U.S. financial institutions or persons. Failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, could have serious legal and reputational consequences for the institution.

Office of Foreign Assets Control Regulation. The United States has imposed economic sanctions that affect transactions with designated foreign countries, nationals and others. These are typically known as the “OFAC” rules based on their administration by the U.S. Treasury Department Office of Foreign Assets Control, or OFAC. The OFAC-administered sanctions targeting certain countries take many different forms. Generally, however, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on “U.S. persons” engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (ii) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to a U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (e.g., property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences.

Privacy and Data Security Requirements. The Gramm-Leach-Bliley Act of 1999, among other provisions, places limitations on the sharing of consumer financial information with unaffiliated third parties. This Act requires a bank to provide customers with the bank’s privacy policy and allows such customers the opportunity to ‘opt out’ of the sharing of personal financial information with unaffiliated third parties under certain circumstances. The Fair and Accurate Credit Transactions Act of 2003 permits consumers to opt out of information sharing for marketing purposes among affiliated companies. This Act also requires a bank to notify its customers if it reports negative information about them to a credit bureau or if they are granted credit on terms less favorable than those generally available.

The Gramm-Leach-Bliley Act also establishes standards for banks relating to administrative, technical and physical safeguards for customer records and information. The Standards for Safeguarding Customer Information, known as the “Safeguards Rule” requires a bank to develop a written information security program that is appropriate to its size and complexity, the nature and scope of its activities, and the sensitivity of the customer information at issue. Financial institutions, however, are required to comply with state law if it is more protective of customer privacy than the Gramm-Leach-Bliley Act.

Dodd-Frank Act. In July 2010, Congress enacted the Dodd-Frank Act regulatory reform legislation, which President Obama signed into law on July 21, 2010. This law broadly affects the financial services industry by implementing changes to the financial regulatory landscape aimed at strengthening the sound operation of the financial services sector, including provisions that, among other things, created a new agency, the Consumer Financial Protection Bureau (as discussed above). More specifically, it:

•applied the same leverage and risk–based capital requirements that apply to insured depository institutions to most bank holding companies;

•broadened the base for FDIC insurance assessments from the amount of insured deposits to average total consolidated assets less average tangible equity during the assessment period (subject to risk-based adjustments that would further reduce the assessment base for custodial banks) rather than domestic deposits;

•permanently increased FDIC deposit insurance maximum to $250,000;

•eliminated the upper limit for the reserve ratio designated by the FDIC each year, increase the minimum designated reserve ratio of the deposit insurance fund from 1.15% to 1.35% of the estimated amount of total insured deposits by September 30, 2020 and eliminated the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds;

•permitted banks to engage in de novo interstate branching if the laws of the state where the new branch is to be established would permit the establishment of the branch if it were chartered by such state;

•repealed the federal prohibitions on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts;

•eliminated the ceiling and increased the floor on the size of the FDIC’s deposit insurance fund;

•implemented corporate governance revisions, including with regard to executive compensation and proxy access by shareholders, that apply to all public companies, not just financial institutions; and

•increased the authority of the FRB to examine the Company and any nonbank subsidiaries.

In addition, the Dodd-Frank Act addressed many investor protection, corporate governance and executive compensation matters that have affected publicly traded companies. However, under the JOBS Act there are certain exceptions to these requirements for so long as a publicly traded qualifies as an emerging growth company.

Provisions in the Dodd-Frank Act that affect deposit insurance assessments and payment of interest on demand deposits could increase the costs associated with deposits as well as place limitations on certain revenues those deposits may generate. Many aspects of the Dodd-Frank Act are subject to rulemaking and will take effect over a number of years, making it difficult to anticipate the overall financial impact on the Company, its customers or the financial industry more generally.

Incentive Compensation. In June 2010, the federal banking agencies issued comprehensive final guidance on incentive compensation policies intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking. The guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. Subsequently the FDIC issued an interagency rule to implement certain incentive compensation requirements of the Dodd-Frank Act. Under the rule, financial institutions must prohibit incentive-based compensation arrangements that encourage inappropriate risk taking that are deemed excessive or that may lead to material losses. The FRB will review, as part of the regular, risk-focused examination process, the incentive compensation arrangements of banking organizations, such as the Company, that are not “large, complex banking organizations.” These reviews will be tailored to each organization based on the scope and complexity of the organization’s activities and the prevalence of incentive compensation arrangements. The findings of the supervisory initiatives will be included in reports of examination. Deficiencies will be incorporated into the organization’s supervisory ratings, which can affect the organization’s ability to make acquisitions and take other actions. Enforcement actions may be taken against a banking organization if its incentive compensation arrangements, or related risk- management control or governance processes, pose a risk to the organization's safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

Changes in Laws, Regulations or Policies

From time to time, various legislative and regulatory initiatives are introduced in Congress and state legislatures. Such initiatives may change banking statutes and the operating environment of the Company and the Bank in substantial and unpredictable ways. The Company cannot determine the ultimate effect that any potential legislation, if enacted, or implementing regulations with respect thereto, would have, upon the financial condition or results of operations of the Company or the Bank. A change in statutes, regulations or regulatory policies applicable to the Company or the Bank could have a material effect on the financial condition, results of operations or business of the Company and the Bank.

Enforcement Powers of Federal and State Banking Agencies

The federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties, and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject the Company or the Bank and their subsidiaries, as well as their respective officers, directors, and other institution-affiliated parties, to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed above under “Corrective Measures for Capital Deficiencies,” the appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized, fails to become adequately capitalized when required to do so, fails to submit a timely and acceptable capital restoration plan or materially fails to implement an accepted capital restoration plan. The Missouri Division of Finance also has broad enforcement powers over the Bank, including the power to impose orders, remove officers and directors, impose fines and appoint supervisors and conservators.

Effect on Economic Environment

The policies of regulatory authorities, including the monetary policy of the FRB, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the FRB to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits.

The FRB’s monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and earnings of the Company and the Bank cannot be predicted.

DESCRIPTION OF PROPERTY

The principal executive office of the Company and our Bank is located in Charleston, Missouri, at 101 South Main Street. Our Bank owns this property. Our Bank operates the ten (10) additional branch offices at the following locations:

•The Bank owns a branch office located at 1150 South Main Street, Sikeston, MO

•The Bank owns a branch office located at 4950 South Highway 105, East Prairie, MO

•The Bank owns a branch office located at 323 Ward Avenue, Caruthersville, MO

•The Bank owns a branch office located at East 4th Street and 400 Walker Avenue, Caruthersville, MO

•The Bank owns a branch office located at 3005 West Kingshighway, Paragould, AR

•The Bank owns a branch office located at 3100 Linwood Drive, Paragould, AR

•The Bank owns a branch office located at 406 Southwest Drive, Jonesboro, AR

•The Bank owns a branch office located at 2525 Red Wolf Boulevard, Jonesboro, AR

•The Bank owns a branch office located at 3313 E Johnson Avenue, Jonesboro, AR

•The Bank owns a branch office located at 7281 AR-34-East, Marmaduke, AR

Non Deposit Locations (administrative buildings):

•316 S Kingshighway Sikeston, MO

•100 W Drake St, Charleston, MO

•101 E Market St, Charleston, MO

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the accompanying notes included as exhibits to this Offering Circular. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that we believe are reasonable but may prove to be inaccurate. Certain risks, uncertainties and other factors, including those set forth under “CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS,” “RISK FACTORS” and elsewhere in this Offering Circular, may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. We assume no obligation to update any of these forward- looking statements, except as required by law.

Overview

Our profitability is derived from the Bank. The Bank’s earnings are primarily generated from the difference between the yield on its loans and investments and the cost of its deposit accounts and borrowings.  Retail-banking service fees, and gains on loan sales supplement these core earnings. The following discussion is intended to assist in understanding our financial condition and results of operations. This discussion should be read in conjunction with our Consolidated Financial Statements and accompanying notes included as exhibits to this Offering Circular.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles (“GAAP”) and practices within the banking industry. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Actual results could differ from those estimates.

Critical accounting estimates are necessary in the application of certain accounting policies and procedures, and are particularly susceptible to significant change. Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. For additional information on our critical accounting policies, please refer to the information contained in Note 1 of our Consolidated Financial Statements included as exhibits to this Offering Circular.

Single Operating Segment – Banking

The Company’s primary activity is to act as the holding company for the Bank. Our Bank’s operations consist of a single reportable segment that represents our Company’s core business: banking. The Banking segment provides a wide array of lending and depository-related products and services as well as related fee-based services to individuals, businesses and municipal enterprises.

Results of Operations – Comparison of Audited Operating Results for Fiscal Year-Ended December 31, 2017, to Audited Operating Results for Fiscal Year-Ended December 31, 2016

Financial Condition. The Company experienced balance sheet growth with total assets of $763.3 million, reflecting an increase of $28.5 million, or 3.9%, as compared to December 31, 2016.  The increase in our assets at December 31, 2017, as compared to December 31, 2016, resulted primarily from the growth in our loan portfolio, net of the allowance for loan losses, to $644.7 million at December 31, 2017, an increase of $42.5 million, or 7.1%.  The increase in loans was primarily due to increases in loans secured by real estate on residential 1-4 family residential properties, commercial real estate, and construction mortgage loans of $17.1 million, $12.5 million and $10.6 million, respectively.

Investments in available for sale securities increased 21.4% to $44.2 million at December 31, 2017, an increase of $7.8 million from December 31, 2016.  Investments in available for sale securities are used for liquidity purposes and used to pledge toward government deposits.

The increase in loans and available for sale securities were funded with a decrease in cash and cash equivalents of $19.7 million to $31.9 million at December 31, 2017, and an increase in Federal Home Loan Bank advances of $33.3 million to $104.2 million at December 31, 2017.

The decrease in deposits of $8.2 million, or 1.4% to $572.0 million at December 31, 2017, from $580.2 million at December 31, 2016 resulted from runoff of brokered deposits of $12.6 million.  This was partially offset by a $5.5 million increase in demand and savings deposits.

Stockholders’ Equity.  At December 31, 2017, stockholders’ equity increased by 10.0% to $43.6 million from $39.6 million at December 31, 2016.  The increase was achieved primarily through earnings in the form of net income, partially offset by payment of dividends on common stock.

Net Income and Earnings per Common Share.  Net income for the year ended December 31, 2017, was $7.9 million, an increase of $239,000, or 3.1% as compared to $7.7 million for the year ended December 31, 2016.  Earnings per common share for the year ended December 31, 2017, was $797.53 per share as compared to $773.46 per share for the year ended December 31, 2016.

The increase in net income and earnings per common share for the year ended December 31, 2017, as compared to the year ended December 31, 2016, resulted from increases in net interest income and noninterest income, and a decrease in provision for loan losses partially offset by an increase in noninterest expense and a decrease in provision for income tax benefit.

Net interest income for the year ended December 31, 2017, was $22.7 million, an increase of $1.0 million, or 4.8% as compared to $21.7 million for the year ended December 31, 2016.  The increase as compared to the prior year was attributable primarily to the increase in the higher yield earned on the higher interest earning assets of loans and available for sale securities.

A provision for loan losses is charged to earnings to bring the allowance for loan losses to a level considered adequate by management to provide for probable loan losses based on prior loss experience, type and amount of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of underlying collateral, and current economic conditions.

The provision for loan losses was $441,000 for the year ended December 31, 2017, a decrease of $1.1 million as compared to the expense of $1.5 million for the year ended December 31, 2016.  The decrease in provision was attributed to management’s analysis of the loan portfolio.  Net charge offs for the year ended December 31, 2017, were $679,000 as compared to $1.2 million for the year ended December 31, 2016.  At December 31, 2017, classified loans totaled $14.0 million as compared to $18.3 million at December 31, 2016.  At December 31, 2017, the allowance for loan and lease losses decreased to $8.2 million as compared to $8.4 million at December 31, 2016.

The Company’s stockholders have elected to have the Company’s income taxed as an “S” Corporation under provisions of the Internal Revenue Code and a similar section of the Delaware, Missouri, and Arkansas income tax laws as of January 1, 2014.  Therefore, taxable income or loss will be reported to the individual stockholders for inclusion in their respective tax returns and no provision for federal and state income taxes will be included in the consolidated financial statements except for the effect of eliminating its deferred income tax asset.  The deferred tax effect of the unrealized gains and losses on available securities that had previously been recognized in accumulated other comprehensive income when the “S” Corporation election was made will remain in accumulated other comprehensive income until the related securities are sold or mature at which time the tax effect will be recognized in the provision for income taxes.  The provision for income tax benefit for the year ended December 31, 2017, decreased to $22,000 from $1.2 million compared to the same period during 2016 from the tax effect of the unrealized loss on securities reclassified from other comprehensive income.  At December 31, 2017, there is $214,873 remaining in accumulated other comprehensive income in stockholders’ equity.

Non-Interest Income and Expenses. For the year ended December 31, 2017, noninterest income increased 10.5% to $5.3 million from $4.8 million for the year ended December 31, 2016, primarily due to collection of bond insurance proceeds as discussed on pages 11 - 12.  For the year ended December 31, 2017, noninterest expense increased by 6.2% to $19.7 million from $18.5 million for the year ended December 31, 2016.  Expense increases during this period were related to increased salaries and employee expenses, occupancy, and losses on foreclosed real estate.

Regulatory Capital. The Bank’s Tier I capital to average assets ratio at December 31, 2017, showed improvement from the year ended December 31, 2016, and was significantly above the regulatory minimum of 5% which is required in order for the Bank to be considered “Well Capitalized.”  The Bank’s capital ratios at December 31, 2017, were all significantly above the regulatory minimums to be considered “Well Capitalized.”

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Management believes that, as of December 31, 2017 and 2016, the Bank meets all capital adequacy requirements to which it is subject. See “Regulation and Supervision” starting on page 28.

For the year ended December 31, 2017, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk- based, Common Equity Tier 1 risk-based and Tier 1 leverage ratios. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s regulatory and capital requirements are also discussed under “Capital Adequacy Requirements” on page 32.

Liquidity and Capital Resources

At December 31, 2017, all of the Bank’s liquidity measures remained within internal policy guidelines.  Operating liquidity fluctuates throughout each year due to the seasonal nature of agriculture related lending.  Our on balance sheet liquid assets tend to be highest in the winter months as crop payments are received and agriculture loans pay down and lowest in the summer months as farmers draw on their lines of credit to fund expenses for producing their crops.  The Core Deposit ratio at December 31, 2017, decreased slightly to 63.2% from 64.6% at December 31, 2016.  Management has established sufficient borrowing lines to meet unanticipated funding needs.  Management anticipates that current funding sources will be adequate to meet foreseeable liquidity needs.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name, age and position with the Company of each of our directors and executive officers. All of the executive officers are full-time employees. The Company and Bank have no employees that would be classified as significant employees for purposes of Item 10(a) of Form 1-A. The business address for all of these individuals is 101 South Main Street, Charleston, Missouri 63834.

Name	Age	Position with the Company	Term of Office
Donald L. Burnett	72	Chairman of the Board of Security State Bancshares, Inc. President and Chief Executive Officer	1 year term expiring at the 2019 annual meeting January 1991 to Present
William C. Vandivort	70	Secretary of the Board of Security State Bancshares, Inc. Chairman of the Board of Focus Bank	1 year term expiring at the 2019 annual meeting January 1975 to Present
Elott H. Raffety	80	Director	1 year term expiring at the 2019 annual meeting July 1987 to Present
Ernest E. Story	63	Director	1 year term expiring at the 2019 annual meeting August 1998 to Present
Rebecca S. Dugan	64	Director	1 year term expiring at the 2019 annual meeting January 1991 to Present
Sam E. Story, Jr.	62	Director	1 year term expiring at the 2019 annual meeting January 2003 to Present
Thomas H. Story	65	Director	1 year term expiring at the 2019 annual meeting January 1993 to Present
Jane V. McLeod	67	Director

1 year term expiring at the 2019 annual meeting January 2004 to Present Jane V. McLeod is the mother of James W. McLeod who is also a director and Mr. McLeod also serves as Vice President of the Company.

Thomas J. Brown, III	67	Director	1 year term expiring at the 2019 annual meeting January 1991 to Present
Stephen T. Burke	54	Director	1 year term expiring at the 2019 annual meeting January 2010 to Present
James W. McLeod	33	Director

1 year term expiring at the 2019 annual meeting January 2013 to Present Mr. McLeod also serves as the Vice President of the Bank and he is the son of Jane V. McLeod who is also a director and the second largest stockholder.

John D. Story	53	Director	1 year term expiring at the 2019 annual meeting January 2011 to Present
T. Hunter Rolwing	80	Director	1 year term expiring at the 2019 annual meeting January 1992 to Present
Jeffrey D. Barker	61	Chief Financial Officer	Annual appointment January 2005 to Present
Barry E. Ladd	49	Chief Operating Officer	Annual appointment Commenced employment with Bank in 2003, served as Director of Compliance since 2008; and joined senior management in his current position in January 2018.
Glen A. Burnett	51	Regional Bank President and Senior Lending Officer	Annual appointment Commenced employment with Bank in 1997; and joined senior management in his current position in 2006.
James B. Heath	38	Community Bank President	Annual appointment Hired for his current position in November 2015.
Scott P. Avis	41	Community Bank President	Annual appointment Commence employment with Bank in 2001 as a lending officer; and joined senior management in his current position in 2007.

Brent A. Martin	41	Community Bank President	Annual appointment Commenced employment with the bank in 2013 as an executive vice president in lending; and joined senior management in his current position in 2018.

The following is a brief discussion of the business and banking background and experience of our Company’s directors and executive officers during at least the past five years.  All of our Company’s directors and executive officers serve the Bank in the same capacities, except that William Vandivort serves as Chairman of the Bank’s Board of Directors, Jane McLeod and John Story do not serve as directors of Focus Bank and Hunter Rolwing serves as a director of the Bank only.

Except as noted below, none of our directors or executive officers has any family relationship, as defined in Item 10(b) of Form 1-A, with any other director or with any of our executive officers.  Jane McLeod is the mother of James McLeod.  William Vandivort is the uncle of James McLeod and the brother of Jane McLeod.  Ernest Story and Thomas Story are brothers.  Sam Story, Jr. is the brother of Rebecca Dugan.  Ernest Story, Thomas Story, Sam Story, Jr., Rebecca Dugan, Jane McLeod and William Vandivort are cousins.  Stephen Burke and Thomas Brown are cousins.  Glen Burnett is the son of Don Burnett.

None of our directors or executive officers has had involvement in any legal proceedings required to be disclosed pursuant to Item 10(d) of Form 1-A.

Our President and CEO, Don Burnett, plans to retire December 31, 2018.  Jeff Barker, who has served as our Chief Financial Officer and Chief Operating Officer since January 2005, will be promoted to serve as our new President and CEO when Mr. Burnett retires.  Prior to joining the Company in 2004, Mr. Barker served as an audit partner with the certified public accounting firm of Kraft, Miles & Tatum, LLC for twenty years.  Mr. Barker’s primary responsibility at Kraft, Miles & Tatum was overseeing their financial institution practice which included financial statement audits, director’s exams, bank tax returns and tax advice, loan reviews and various other types of consulting engagements.  Consequently, we believe Mr. Barker has the experience and skills necessary to succeed Mr. Burnett as our President and CEO.

Other senior executive management team members include Glen Burnett, Arkansas Regional Bank President and Senior Lending Officer and Barry Ladd, who has served as our Director of Compliance since February 2008 and was promoted to also serve as Chief Operating Officer in January 2018 in preparation of Mr. Barker succeeding Mr. Burnett.  We also expect Valerie Yates will become our Chief Financial Officer when Mr. Barker becomes President and CEO.  Mrs. Yates has served as our Controller since September 2007.

Our Company’s Board of Directors:

Donald L. Burnett, Chairman of the Board, President and Chief Executive Officer of Security State Bancshares, Inc.

Donald L. Burnett is a resident of Sikeston, Missouri and serves as the Chairman of the Board, President and Chief Executive Officer of Security State Bancshares, Inc.  He also serves as President and Chief Executive officer of Focus Bank.  He has served in these positions for the past 27 years since 1991.  Mr. Burnett is a graduate of Memphis State University with a Bachelor of Business Administration in Accounting and LSU Graduate School of Banking.  Prior to coming to the Company he worked in various banks in southeast Missouri and northeast Arkansas beginning working in positions as a loan officer up to being a Bank President.  Mr. Burnett also served for four years in the U.S. Air Force, attaining the rank of Captain.  Mr. Burnett brings a special knowledge of the financial, economic and regulatory challenges the Company faces and is well suited to educate the Board on these matters.

William C. Vandivort, Secretary of the Board of Security State Bancshares, Inc. and Chairman of the Board of Focus Bank

William C. Vandivort is a resident of Sikeston, Missouri and serves as the Secretary of the Board of Security State Bancshares, Inc. and Chairman of the Board of Focus Bank.  Mr. Vandivort is a lawyer in private practice and is licensed to practice in Missouri, Arkansas and Illinois. He is a graduate of Westminster College and Georgetown University Law Center. Mr. Vandivort has served on numerous nonprofit organization boards.  Mr. Vandivort is the longest tenured board member and has served on all committees of the Board at one time or the other.  His extensive knowledge of banking laws and regulations and extensive experience in bankruptcy law brings significant knowledge on advising the Board on legal issues.

Elott H. Raffety

Elott H. Raffety is a resident of Wyatt, Missouri and is a farmer in Southeast Missouri.  Mr. Raffety has a Bachelor of Arts degree in Business Administration from Vanderbilt University.  Mr. Raffety served in the U. S. Navy for two years, attaining the rank of Lieutenant Junior Grade.  He is an owner of four farming operations, as well as an owner of Mid Valley Irrigation, Inc. and Hunter Raffety Elevator, Inc.  Mr. Raffety has served on numerous local nonprofit and governmental organization boards.  His experience as a farmer and agriculture related business owner provides an ability to understand the operations of the Company’s agricultural borrowers and provides insight into general management issues of the Company.

Ernest E. Story

Ernest E. Story is a resident of Charleston, Missouri and is a farmer in Southeast Missouri.  He is an owner/member of seven farming operations.  Mr. Story has served on numerous local governmental organization boards.    His experience as a farmer and his service on other local boards provides an ability to understand the operations of the Company’s agricultural borrowers and provides insight into general management issues of the Company.

Rebecca S. Dugan

Rebecca S. Dugan is a resident of Charleston, Missouri and is a farmer in Southeast Missouri.  Mrs. Dugan has a Bachelor of Arts degree from Tulane University.  Mrs. Dugan has served on numerous local nonprofit and governmental organization boards.  She is a co-owner of two farming operations. Her experience as a farmer and her service on other local boards provides an ability to understand the operations of the Company’s agricultural borrowers and provides insight into general management issues of the Company.

Sam E. Story, Jr.

Sam E. Story, Jr. is a resident of Sikeston, Missouri and is a farmer in Southeast Missouri.  Mr. Story has a Bachelor of Science degree from Louisiana State University.  He has served in staff positions with the U. S. Senate, U. S. House of Representatives and the U. S. Department of Agriculture.  He holds a 50 ton Inland Master Merchant credential from the U. S. Coast Guard and graduated from the Chapman School of Yacht and Small Craft Surveying.  Mr. Story has served on numerous local nonprofit and governmental organization boards.  He presently is an owner/member of two farming operations.  His experience as a farmer and his service on other local boards provides an ability to understand the operations of the Company’s agricultural borrowers and provides insight into general management issues of the Company.

Thomas H. Story

Thomas H. Story is a resident of Sikeston, Missouri and is a retired independent insurance agent, whose agency sold life, health, personal and commercial lines of insurance in Charleston, Missouri.  He is an owner/member of six farming operations.  His experience as a small business owner gives him the insight to the unique needs of the Company’s small commercial businesses.

Jane V. McLeod

Jane V. McLeod is a resident of Malden, Missouri and retired school counselor.  She obtained both her bachelor’s and master’s degrees in education from the University of Mississippi.  She worked as a teacher and school counselor for two public schools in Southeast Missouri as well as a student counselor at Three Rivers College.  Mrs. McLeod has served on numerous local nonprofit boards. As a counselor and educator she brings a unique perspective to the needs of our consumer loan customers.

Thomas J. Brown, III

Thomas J. Brown, III, is a resident of Jefferson City, Missouri.  He is a graduate of the University of Missouri-Columbia with a Bachelor of Science degree in business and public administration, as well as a Juris Doctorate degree from the University of Missouri.  Mr. Brown is an attorney in private practice as a member of the law firm Brown Cornell Farrow, LLC, for the past twelve years.  He is licensed attorney in Missouri and licensed to practice before the U.S. Supreme Court.  Prior to joining the law firm, he had served as Prosecuting Attorney of Cole County Missouri for eight years, as Associate Circuit Judge for four years, and Circuit Judge, 19th Judicial Court of Missouri for twelve years.  His extensive legal background gives him insight into numerous types of individual and business loans and complex transactions that the Board must review.

Stephen T. Burke

Stephen T. Burke is a resident of Charleston, Missouri.  He has a Bachelor of Arts degree from Southeast Missouri State University.  He is an owner/partner in three farming operations as well as a partner in Rolwing Moxley Ag. Inc, a local seed, fertilizer and agriculture chemical dealer.  He also served as Chairman of the U.S.D.A. Farm Service Agency Missouri State Committee from 2010 to 2016.   His experience as a farmer, agriculture related business owner and with the chairmanship position noted above, provides him an ability to understand the operations of the Company’s agricultural borrowers, significant experience in farm government programs and provides insight into general management issues of the Company.

James W. McLeod

James W. McLeod is a resident of Jonesboro, Arkansas and is a Vice President Compliance Officer for Focus Bank.  He holds a Bachelors in Business Administration in Banking and Finance from the University of Mississippi and a Juris Doctorate from the Mississippi College School of Law.  He is a licensed attorney in the State of Arkansas and was in private practice before joining Focus Bank as a compliance officer in 2017.  He is also a partner in storage rental units and residential housing rentals.  As the youngest Director on the Board he brings the insight of our millennial customers and young entrepreneurs.

John D. Story

John D. Story is a resident of Wolf Island, Missouri and is a farmer in Southeast Missouri.  Mr. Story obtained his Bachelor of Science degree in Agricultural Economics from the University of Missouri-Columbia. Mr. Story has served on numerous local governmental organization boards.  He is an owner/partner in three farming operations.  His experience as a farmer and his service on other local boards provides an ability to understand the operations of the Company’s agricultural borrowers and provides insight into general management issues of the Company.

In addition to the directors of the Company as described above, the following individual is a director of Focus Bank.

T. Hunter Rolwing

T. Hunter Rolwing is a resident of Charleston, Missouri.  He has a Bachelor of Science degree in Business from St. Louis University.  Upon graduation, he was a member of the U. S. Army Reserve for six years.  He operated Rolwing/Moxley Co. Inc. a grain elevator and agriculture supply business company in Charleston, Missouri until selling the business in 2010. He is active in his farming operation in Southeast Missouri.  His experience as an owner of a grain elevator gives him insight into farm commodity markets, understands the operations of the Company’s agricultural borrowers and provides insight into general management issues of the Company.

Focus Bank’s Executive Officers:

Donald L. Burnett, Chief Executive Officer and President

Mr. Burnett is also a Company director and Chairman of the Board, and his biography is included with the other directors listed above.

Jeffrey D. Barker, Chief Financial Officer

Jeffrey D. Barker has a Bachelor of Science degree in Accounting from Southeast Missouri State University.  He holds certified public accounting certificates in Missouri and Arkansas.  He is also a Chartered Global Management Accountant. He has 39 years of banking and financial experience.  Mr. Barker has served as the Chief Financial Officer since January 2005 and previously served as Chief Operating Officer since January 2005 until the beginning of 2018. Prior to joining the Company he served as an audit partner with the certified public accounting firm of Kraft, Miles & Tatum, LLC for twenty years.  His primary responsibility there was overseeing their financial institution practice which included financial statement audits, director’s exams, bank tax returns and tax advice, loan reviews and various other types of consulting engagements.

Barry E. Ladd, Chief Operating Officer and Director of Compliance

Barry E. Ladd holds a Bachelor of Business Administration in Accounting and a Master’s in Accountancy from the University of Oklahoma.  He holds a certified public accounting certificate from the state of Missouri.   He has 25 years of banking and finance experience.  Mr. Ladd was initially hired by our bank subsidiary as Controller and was named Director of Compliance in February 2008.  In January 2018, Mr. Ladd was named Chief Operating Officer.  Mr. Ladd is responsible for the Company’s overall compliance program, loan and retail deposit operations, data processing and network administration functions.  Prior to joining the Company, Mr. Ladd was employed for three years with the certified public accounting firm of Kraft, Miles & Tatum, LLC, where he specialized in financial institution audits and taxation.

Glen A. Burnett, Regional Bank President and Senior Lending Officer

Glen A. Burnett has a Bachelor of Science degree in Finance from Arkansas State University and is also a graduate of LSU Graduate School of Banking.  He has more than 28 years of banking experience.  He is responsible for the Arkansas region of the Company.  As senior lending officer he is responsible for administration of the Company’s credit portfolio, including the approval process for proposed new credits and monitoring of the portfolio’s credit quality.  He began his banking career with Mercantile Bank in 1990 as a commercial lender.  In 1998 Mr. Burnett became President of the Bank of Paragould which was later merged into Focus Bank in 2006, at which time he became the Senior Lending Officer.  He has been an integral part of the team which established our presence in the state of Arkansas with the opening of the Bank of Paragould.

James B. Heath, Community Bank President

James B. Heath serves as Community Bank President of the Bank’s Charleston and East Prairie region, in which he is responsible for loan production activity in this region and also provides joint oversight of the deposit-taking operation.  He holds a Bachelor of Arts in Economics from Westminster College and a Master of Science in Agricultural Economics from the University of Missouri.  Mr. Heath was hired for his current position with our Company in 2015.  He has more than 14 years of banking experience.  He previously attended Regions Bank Management School in 2004-2006 while working for Regions Bank in Memphis as Branch Manager.  In 2007 Mr. Heath went to work with Citizens Bank in Charleston as a lender.  He then worked for Morgan Stanley as an investment advisor from 2012-2015 prior to being hired by Focus Bank.

Scott P. Avis, Community Bank President

Scott P. Avis serves as Community Bank President of the Bank’s Caruthersville region, in which he is responsible for loan production activity in the region, and also provides joint oversight of the deposit-taking operation in the region.  He holds a Bachelor of Science degree in Agricultural Economics and a Master of Agribusiness Management from Mississippi State University.  He is also a graduate of LSU Graduate School of Banking.  He has more than 17 years of banking experience.  Mr. Avis began employment with Focus Bank in 2001 as a lending officer and took over the duties of Community Bank President of the Caruthersville region in October 2007.

Brent A. Martin, Community Bank President

Brent A. Martin serves as Community Bank President of the Bank’s Jonesboro region, in which he is responsible for loan production activity in the region, and also provides joint oversight of the deposit-taking operation in the region.  He holds a Bachelor of Science degree in Accounting from Arkansas State University.  He is also a graduate of Southwestern Graduate School of Banking and Commercial Lending School from Southern Methodist University.  He has more than 17 years of banking experience.  Mr. Martin was hired by Focus Bank in 2013 to serve as an executive vice president in commercial lending.  He was promoted to the Community Bank President position in April of this year.  Prior to being employed with Focus Bank, he worked for Simmons Bank for 12 years as commercial loan officer as a senior vice president.

Election of Directors

The Bylaws of the Company provide that the number of directors shall consist of a maximum of twelve (12) persons. In accordance with the terms of our Articles of Incorporation, as amended, and our Bylaws, elections of our Board of Directors shall take place at the annual meeting of shareholders with each Director to serve a one-year term.

At all elections of Directors of the Company, each shareholder shall be entitled to as many votes as shall equal the number of votes which (except for those provisions relating to cumulative voting) he would be entitled to cast for the election of directors to be elected, and he may cast all such votes for an eligible director, or may distribute them among the number to be voted for, or any two or more of them, as he may see fit.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2017, the aggregate annual compensation of the three highest paid persons who were executive officers or directors of our Company was $1,240,872. For the fiscal year ended December 31, 2017, the aggregate annual compensation of the thirteen (13) directors who received compensation from us was $335,550.

Base Salary. The base salaries of our executive officers have been historically reviewed and set annually by the Compensation Committee consisting of three outside directors and approved by the Board of Directors as part of our performance review process as well as upon the promotion of an executive officer to a new position or another change in job responsibility. In establishing base salaries for our executive officers, our Compensation Committee and Board of Directors has relied on an outside compensation consultant, and external market data obtained from outside sources. In addition to considering the information obtained from such sources, our Board of Directors has considered:

•each executive officer’s scope of responsibility;

•each executive officer’s years of experience;

•the types and amount of the elements of compensation to be paid to each executive officer;

•our financial performance and performance with respect to other aspects of our operations, such as our growth, asset quality, profitability and other matters, including the status of our relationship with the banking regulatory agencies; and

•each executive officer’s individual performance and contributions to our performance, including leadership, team work and community service.

Cash Bonuses. We typically have paid a cash bonus to executive officers. Annual incentive awards are intended to recognize and reward those executive officers who contribute meaningfully to our performance for the year. Our Board of Directors has, within its sole discretion, determined whether such bonuses will be paid for any year and the amount of any bonus paid. The Board of Directors has not relied on any pre-established formula or specific performance measures to determine the amount of the bonuses paid. In determining whether to pay cash bonuses to any executive officer for any year and the amount of any cash bonus to be paid, our Board of Directors has considered such factors, as:

•the personal performance of the executive officer and contributions to our performance for the year, including leadership, team work and community service; and

•our financial performance, including, our growth, asset quality and profitability.

Benefits and Perquisites. The executive officers are eligible to participate in the same benefit plans designed for all of our full-time employees, including health, dental, vision, disability and basic group life insurance coverage. We also provide our employees, including our executive officers, with an Employee Stock Ownership Plan and a 401(k) plan to assist them in planning for retirement and securing appropriate levels of income during retirement. The purpose of our employee benefit plans is to help us attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by our competitors.

Health and Welfare Benefits. Our executive officers are eligible to participate in our standard health and welfare benefits program, which offers medical, dental, vision, life, accident, and disability coverage to all of our eligible employees. We do not provide the executive officers with any health and welfare benefits that are not generally available to our other employees.

Insurance Premiums. The Bank maintains bank-owned life insurance policies with respect to some of our executive officers and directors. Although the Bank is the named beneficiary of each of those policies, we have agreed with three of those executive officers that if the officer dies while employed by the Bank, we will pay such executive officer’s estate an amount that equals between $750,000 to $1.0 million, payable solely out of the benefits the Bank receives under such policy.

Perquisites. We have provided some of our executive officers with a limited number of perquisites that we believe have been reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Our Board of Directors has periodically reviewed the levels of perquisites and other personal benefits provided to executive officers. Based on this periodic review, perquisites are awarded or adjusted on an individual basis and may include cell phones, country club dues and company vehicles.

401(k) Plan

The Company maintains a contributory 401(k) pension plan covering all employees who meet certain age and service requirements. Contributions to the plan are voluntary by the eligible participants up to certain limits. Employee contributions are matched up to 6.5% of the participant's salary.

Employee Stock Ownership Plan

In 2013, the Company adopted the Security State Bancshares, Inc. Employee Stock Ownership Plan (“ESOP”). To participate in the ESOP an employee must (a) be employed on the last day of the plan year unless the employee has died, retires at normal retirement age or becomes disabled during the plan year, and (b) have at least 1,000 hours of service during the plan year.

The ESOP is an existing stockholder of the Company and has a preemptive right to subscribe for a pro rata portion of the new stock issuance to the same extent as all other stockholders.  However, the ESOP is limited by relevant legal requirements to the price it can pay for shares.  That price is limited to the value it receives in its required annual valuation.  Accordingly, the most recent valuation conducted for purposes of the ESOP indicated a non-marketable minority interest value of $5,650 per share.  Shares will be offered to the ESOP at that value and the ESOP is expected to subscribe for shares in the exercise of its preemptive rights, subject to its funding limitations.  Under preemptive rights, the ESOP would otherwise be able to subscribe for approximately 213 shares, but based on its funding limitations, it is expected that the ESOP will purchase approximately 120 shares.

Change in Control Agreements

Four members of executive management, namely Don Burnett, Jeff Barker, Glen Burnett and Britt McConnell, currently have employment contracts that contain change in control provisions.  Each of these contracts provides that in the event there is a “change in control” which is generally defined to mean an event of a nature that causes any person or company not already owning 51% or more of the outstanding stock of the Company to become the actual or beneficial owner, directly or indirectly, of the Company stock representing 51% or more of the outstanding stock, other than stock purchased by the Employee Stock Ownership Plan.

The contracts provide that upon the occurrence of a change in control the executive shall be entitled to a payment equal to three times the executive’s base salary plus average bonuses for the past three years and the payment shall be made within 10 days of the change in control.  However, upon receiving such payment, the executive shall be subject to certain restrictions on competition against the Company.  The payments made under the change in control provisions may be in addition to other termination benefits due and payable to the executive.

The sale of Shares in the Offering will not constitute a change in control for purposes of the contracts.

Deferred Compensation Plans

The Company has entered into supplemental compensation benefits agreements with certain executive officers. Under these agreements, the Company is obligated to provide specific monetary amounts for each such employee or their beneficiaries for a period of 10-15 years after the employee's retirement. The net present value of these payments totaled $3,730,233 and $3,326,333 at December 31, 2017 and 2016, and is included in other liabilities on the Company's consolidated balance sheets. Compensation expense under these agreements totaled $409,776 and $395,287 for the years ended December 31, 2017 and 2016, respectively.

Deferred payments were made to one retired executive officer in the amount of $5,876 for each of the years ended December 31, 2017 and 2016.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock by:

•each person who is known by us to own beneficially more than 10% of our common stock;

•each member of our Board of Directors who is known by us to own beneficially more than 10% of our common stock;

•each of our executive officers who is known by us to own beneficially more than 10% of our common stock; and

•all of our directors and executive officers as a group (13 persons).

We have determined beneficial ownership in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or have the right to acquire such powers within sixty days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own. The applicable percentage ownership is based on the 9,933 shares of our common stock outstanding for the year ended December 31, 2017.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class

Common Stock	William C. Vandivort P. O. Box 158 Sikeston, Mo 63801	1416.125 shares	None	14.25%
Common Stock	Jane V. McLeod 18389 County Rd 122 Malden, Mo 63863	1393.5 shares	None	14.03%
Common Stock	All Directors and Executive Officers	6439.109 shares	None	64.83%

The Company’s common stock which is owned by “affiliates” including individuals such as the executive officers, directors or greater than 10% stockholders listed above, who are in a relationship of control with the Company are “control securities”.  The applicable securities laws place restriction on the resale of such control securities that may limit the ability of the holder to sell the shares for a period of time.  Any Company shares purchased pursuant to this Offering by control stockholders will be “control securities” for purposes of applicable federal securities laws.

INTERESTS OF MANAGEMENT AND OTHERS IN TRANSACTIONS

The following is a summary of any transactions or currently proposed transactions during the period from January 1, 2016 to the date of this Offering Circular, to which the Company or Bank was or is to be a participant and the amount involved exceeds $50,000, and in which any of the following persons had or is to have a direct or indirect material interest:

•each person who is an executive officer or director of the Company or Bank;

•each nominee for election as a director of the Company or Bank;

•each person who is known by us to own beneficially more than 10% of our common stock; or any immediate family member of the above persons (with the term “immediate family member” meaning such person’s child, stepchild, parent, step-parent, spouse, sibling, mother-in-law, father-in law, son-in law, daughter-in-law, brother-in- law, sister-in-law, or any other person other than a tenant or employee sharing such person’s household).

Transactions with the Company

There have been no transactions with the Company during the period from January 1, 2016 to the date of this Offering Circular, and there are none currently proposed, except as set forth above under the section of this Offering Circular entitled “Compensation of Directors and Executive Officers.”

Transactions with the Bank

Some of our directors and executive officers, and some members of their immediate families, have been customers of the Bank from January 1, 2016 to the date of this Offering Circular and have had transactions with the Bank in the ordinary course of business. In addition, some of our directors and executive officers are officers, directors, or shareholders of corporations or members of partnerships, limited liability companies or other business ventures that have been customers of the Bank during such time period and had transactions with the Bank in the ordinary course of business. These transactions consisted exclusively of mortgage, commercial and consumer loan transactions with the Bank. The aggregate dollar amounts outstanding of the loans to such persons totaled approximately $15,610,514 for the year ended December 31, 2017. In keeping with applicable banking law and regulations, the loans to such persons were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions between the Bank and others, and did not involve more than the normal risk of collectability or present other unfavorable terms. In addition, Chairman of the Board, Clayton Vandivort, has provided legal services to the Bank for the past 45 years.  The amount of fees billed by Mr. Vandivort to the organization varies depending on the level, type and amount of matters requested by the Bank to be handled by Mr. Vandivort.  As a result, the amount of fees he is paid may vary greatly from year to year. In 2017, Mr. Vandivort was paid a total of $260,300 for such legal services.

SECURITIES BEING OFFERED

Capitalization

The Company’s authorized capital stock consists of 30,000 shares of common stock, $2.00 par value per share, of which 10,000 shares were issued as of the date of this Offering Circular, but currently there are only 9,932.72 outstanding and 67.28 shares previously issued but not currently outstanding. As discussed in the section of this Offering Circular entitled “Use of Proceeds” starting on page 22 of this Offering Circular, we plan to use $13,225,000 of the anticipated proceeds of this Offering to retire existing corporate debt and for other general corporate purposes. At the conclusion of the Offering, a maximum of 13,277.72 shares of common stock will be issued and outstanding. The remaining authorized but unissued shares of common stock may be issued upon authorization by the Board of Directors without prior shareholder approval. The issuance of additional shares of common stock would not currently be expected to reduce the proportional interests of the Company held by existing stockholders because stockholders of the Company have preemptive rights to subscribe for a pro rata share of any new stock issuance.

Restrictions on Acquisition of the Company

General. Provisions in our Certificate of Incorporation and Bylaws, and in certain Delaware, Missouri, and federal laws and regulations that will apply to us and the Bank, may have anti-takeover effects and make it more difficult for persons or companies to acquire control of us or the Bank. Under certain circumstances described in the Certificate of Incorporation a super-majority of our entire Board of Directors must approve a proposed change-in-control transaction; or a super-majority of our stockholders must affirmatively approve the proposed change-in-control transaction.

Restrictions in Certificate of Incorporation and Bylaws. Our Certificate of Incorporation and Bylaws contain provisions that could make an acquisition of the Company or Bank by means of a tender offer, proxy context or otherwise, or the removal of the incumbent Board of Directors or management of the Company or Bank, more difficult. These provisions may have the effect of deterring a future takeover attempt that is not approved by our directors, but which the shareholders may deem to be in their best interests or in which shareholders who might desire to participate in such a transaction may not have the opportunity to do so. Our Board of Directors believes that these provisions are in the Company’s best interest and in the best interest of our shareholders because they promote the continuity of incumbent management. The following description of these provisions is only a summary and does not provide all the information contained in the Certificate of Incorporation and Bylaws.

Evaluation of Offers. Our Certificate of Incorporation provides that the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the corporation is required to authorize (a) a merger or consolidation of the corporation with, or (b) a sale, exchange or lease of all or substantially all of the assets of the corporation to, any person or entity unless approval of any such transaction in (a) or (b) above is recommended by at least eighty percent (80%) of the entire Board of Directors.

In addition, the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of all voting stock of the corporation and the affirmative vote of the holders of not less than sixty-seven percent (67%) of the outstanding shares of voting stock held by stockholders other than the Controlling Party (as defined below) shall be required for the approval or authorization of any merger, consolidation, reverse stock split, sale, exchange or lease of all or substantially all the assets of the corporation (as defined in Article 5 of this Certificate) if such transaction involves any stockholder owning or controlling twenty percent (20%) or more of the corporation’s voting stock at the time of the proposed transaction (“Controlling Party”); provided, however, that these voting requirements shall not be applicable in such transactions in which:  (a) the cash or fair market value of the property, securities or other consideration to be received (which includes common stock of this corporation retained by its existing stockholders in such a transaction in which the corporation is the surviving entity) per share by holders of common stock of the corporation in such transaction is not less than the highest per share price (with appropriate adjustments for recapitalizations, stock splits, stock dividends and distributions), paid by the Controlling Party in the acquisition of any of its holdings of the corporation’s common stock in the three years preceding the announcement of the proposed transaction; or (b) the transaction is recommended by a majority of the entire Board of Directors.

The Directors of the Corporation shall consider all factors they deem relevant in evaluating any proposed tender offer or exchange offer for the corporation or any subsidiary’s stock, any proposed merger or consolidation of the corporation or subsidiary with or into another entity and any proposal to purchase or otherwise acquire all or substantially all the assets of the corporation or any subsidiary.  The directors shall evaluate whether the proposal is in the best interests of the corporation and its subsidiaries by considering the best interests of the shareholders and other factors the directors determine to be relevant, including the social, legal and economic effects on employees, customers, depositors, and communities served by the corporation and any subsidiary.  The directors shall evaluate the consideration being offered to the shareholders in relation to the then current market value of the corporation or any subsidiary, the then current market value of the stock of the corporation or any subsidiary in a freely negotiated transaction, and the directors’ estimate of the future value of stock of the corporation or any subsidiary as an independent entity.

Filling of Vacancies.  Any and all vacancies on the Board of Directors, including those by increase in the number of directors or by removal of directors, shall be filled by a majority vote of the Board of Directors.

Special Meetings of Shareholders. The Bylaws provide that special meetings of shareholders may be called at any time only by the President, or by the Board of Directors and shall be called by the President at the request of the holders of not less than fifty percent (50%) of all of the outstanding shares of the corporation entitled to vote at the meeting.

Restrictions in Applicable Law and Regulations. As discussed under “Regulation and Supervision - Control Acquisitions,” Federal and state laws, including the Bank Holding Company Act (BHCA) and the Change in Bank Control Act (CBCA), impose additional prior notice or approval requirements and ongoing regulatory requirements on any investor that seeks to acquire direct or indirect “control” of an FDIC- insured depository institution or bank holding company. These provisions may tend to discourage a takeover attempt of the Bank because of the cost and resources needed to obtain such regulatory clearance.

Subchapter S Corporation

The Company is currently taxed as a Subchapter S corporation.  This corporate tax structure results in the Company’s income being “passed through” to the Company’s stockholders based on their pro rata portion of corporate ownership.  Each individual stockholder is responsible for the payment of federal and state income tax on their pro rata portion of corporate income.  The Company, as party to the Company’s Stockholders Agreement, has an obligation to use its best efforts to provide the stockholders cash to pay tax on their pro rata portion of corporate income.  However, the Company may not be able to make those distributions to stockholders based on regulatory restrictions or other circumstances, in some cases.  The Company’s failure to make distributions to the Company’s stockholders does not relieve the Company’s stockholders of the obligation to pay tax on the stockholder’s pro rata portion of corporate income.

The Company and the Bank are subject to state and federal laws and regulations regarding their respective abilities to declare and pay dividends or make distributions.  In all likelihood, the Company will be subject to restrictions on its ability to make distributions to stockholders if the Company is in default on the terms of any loan agreements with the lenders of any indebtedness.  Likewise, the Bank would likely be subject to restrictions on its ability to make dividend payments to the Company if it was found to be operating in less than a satisfactory condition.  If the Company cannot make distributions to its stockholders, the Company’s stockholders will not receive cash from the Company to help pay each stockholder’s pro rata share of the Company’s income for the year.

Generally, the stock basis of each S corporation stockholder will be increased by the stockholder’s share of all income items of the Company and such basis will be decreased by each stockholder’s share of distributions, other than distributions that are not treated as dividends from earnings and profits under Section 1368 of the Internal

Revenue Code of 1986.  This generally means that each stockholder has the basis in his or her stock increased by each stockholder’s pro rata portion of the Company’s net income that is not reported for federal income tax annually less the amounts of such income distributed to the stockholder.

Each stockholder of the Company has executed a Stockholder’s Agreement intended to preserve the Subchapter S structure of the corporation.  The Agreement provides restrictions on the voluntary transfer of shares by stockholders in ways that might destroy the Subchapter S election and deems those intended transfers as invalid transfers.  However, there are multiple permitted transfers that, for example, permit the transfer by a stockholder to the stockholder’s spouse, to individuals who would constitute a member of their family to other existing stockholders and in other circumstances.  All existing stockholders who subscribe for shares pursuant to this offering will have all new shares issued to them under the terms of their existing Stockholders Agreement.  All new stockholders of the Company shall be permitted to subscribe for shares only if they agree to execute the Stockholders Agreement.  A complete copy of the Stockholders Agreement is included as Exhibit C with this Offering Circular.

Dividend and Distribution Policy

We have historically paid regular tax distributions and tax equivalent distributions and cash dividends on our common stock and the Board of Directors presently intends to continue the payment of regular tax distributions and tax equivalent distributions and cash dividends, subject to the need of those funds for debt service and other purposes.  However, because substantially all of the funds available for the payment of distributions are derived from the Bank, future distributions will depend upon the earnings of the Bank, its financial condition and its need for funds. Furthermore, there are a number of federal banking policies and regulations that restrict our ability to pay distributions. In particular, because the Bank is a depository institution whose deposits are insured by the FDIC, it may not pay distributions or dividends or distribute capital assets if it is in default on any assessment due the FDIC. In addition, under the FRB’s policy, we are required to maintain adequate regulatory capital, are expected to serve as a source of financial strength to the Bank and to commit resources to support the Bank. These policies and regulations may have the effect of reducing the amount of distributions that we can declare to our stockholders. The table on the following page gives a history of the total distributions per share paid on our common stock since January 1, 2016.

Payment Date	Amount Per Share

January 5, 2016	$ 100.00
January 12, 2016	$ 48.93
April 8, 2016	$ 118.02
June 7, 2016	$ 79.89
September 9, 2016	$ 28.87
January 10, 2017	$ 100.00
January 11, 2017	$ 32.87
April 12, 2017	$ 194.18
June 12, 2017	$ 84.62
September 11, 2017	$ 14.87
January 9, 2018	$ 100.00
January 12, 2018	$ 47.63
April 9, 2018	$ 186.37

Market Price of Our Common Stock

Our shares do not currently trade on any active market and there is no market price for our common stock to be noted. However, since January 1, 2016, we are aware of two (2) trades among shareholders in private transactions at prices ranging from $4,500 to $4,900 per share.

Following this Offering, an active trading market for our common stock may not develop or be maintained, and any such market may not be liquid. Moreover, shareholders may not be able to sell their shares of our common stock when desired, or at all, or in the amount or at the price they seek. Future issuances or resales of shares of our common stock, or the perception of future issuances or resales of shares of our common stock, could materially and adversely affect the prevailing market price of our common stock, and could impair our ability to raise capital through the sale of our common stock or equity-related securities in the future. See “Risk Factors - Risks Related to This Offering and Our Common Stock.”

The ESOP and Yearly ESOP Valuation

The ESOP is an existing stockholder of the Company and has a preemptive right to subscribe for a pro rata portion of the new stock issuance to the same extent as all other stockholders.  However, the ESOP is limited by relevant legal requirements to the price it can pay for shares.  That price is limited to the value it receives in its required annual valuation.  Accordingly, the most recent valuation conducted for purposes of the ESOP indicated a non-marketable minority interest value of $5,650 per share.  Shares will be offered to the ESOP at that value and the ESOP is expected to subscribe for shares in the exercise of its preemptive rights, subject to its funding limitations.  Under preemptive rights, the ESOP would otherwise be able to subscribe for approximately 213 shares, but based on its funding limitations, it is expected that the ESOP will purchase approximately 120 shares.

Each year, our Employee Stock Ownership Plan (ESOP) receives an annual valuation of its stock.  While the valuation is exclusively for ESOP valuation purposes, and does not necessarily represent a market value for the share of common stock, it does provide some basis for third party independent value of the shares for ESOP purposes.  As of December 31, 2017, the ESOP value was $5,650 per share.    Shares will be offered to the ESOP at that value and the ESOP is expected to subscribe for shares in the exercise of its preemptive rights, subject to its funding limitations.  Under preemptive rights, the ESOP would otherwise be able to subscribe for approximately 213 shares, but based on its funding limitations, it is expected that the ESOP will purchase approximately 120 shares.

Description of Common Stock

The following is a summary of certain of the rights and privileges pertaining to the shares of common stock.

Voting Rights. The holders of the common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Except for the election of directors and certain corporate actions that must be approved by a majority of the outstanding votes of the relevant voting group, the affirmative vote of the holders of a majority of the votes cast at a meeting of shareholders at which a quorum is present is sufficient to approve matters submitted for shareholder approval.  In the election of directors, cumulative voting is permissible whereby a shareholder shall be entitled to as many votes as shall equal the number of shares owned by the shareholder multiplied by the number of directors to be elected.  The shareholder may then be entitled to cast the shares in the election of directors for a single director or may distribute them among the number to be voted for as the shareholder sees fit.

Dividend Rights. All shares of common stock are entitled to share equally in such distributions as the Board of Directors may declare, in its discretion. The Company is largely dependent upon distributions from the Bank for funds to pay distributions on the common stock. Please see “Dividend and Distribution Policy” on page 53 for additional information.

Liquidation Rights. Upon liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, all shares of common stock are entitled to share equally in the assets legally available for distribution to the holders of common stock after payment of all prior obligations of the Company which may include the satisfaction in full of any liquidation preference to which holders of preferred stock, if any, may then be entitled.

Preemptive Rights. The holders of the shares of common stock do have preemptive rights allowing shareholders the right to purchase or subscribe for a pro rata portion of any new stock issuance including the shares pursuant to this Offering Circular. The Shares offered hereby will be, when issued, fully paid and non-assessable.

Other Matters. The Company may be required to provide additional capital to the Bank in the future in the event that the regulating body for the Bank determines such capital infusion is necessary. In such event, in order to obtain such capital, the Company may borrow additional funds from a bank or other lender or have an equity offering of additional shares of common stock or other securities of the Company.

The Company serves as its own registrar and transfer agent for the common stock.

Description of Debt Instruments

	2017	2016

Note payable to a bank; annual escalating principal payments; interest payable quarterly and rates adjusted to prime with a 3.25% floor; due on demand, if no demand is made; balloon payment due October 2020; secured by all common stock of Focus Bank

	$ 12,900,000	$ 13,800,000

4% note payable to individual; interest payable monthly; due May 2018; unsecured	250,000	250,000

4% note payable to a stockholder’s trust; interest payable monthly due October 2018; unsecured	75,000	75,000

Total	$ 13,225,000	$ 14,125,000

Scheduled And Aggregate Annual Maturities

2018	$ 1,250,000
2019	975,000
2020	11,000,000
Total	$ 13,225,000

	2017	2016

Security State Statutory Trust I	$ 5,000,000	$ 5,000,000
Security State Statutory Trust II	5,000,000	5,000,000
Community Funding CLO, Ltd.	12,500,000	12,500,000
	22,500,000	22,500,000
Less unamortized debt issuance costs based on imputed interest of 3.58%	222,475	303,375
Total subordinated debt, net of debt issuance costs	$ 22,277,525	$ 22,196,625

Subordinated debt at December 31, 2017 and 2016, consisted of the following:

Security State Statutory Trust I issued $5.0 million of Floating Rate Capital Securities (Trust I) with a liquidation value of $1,000 per share in July 2001.  The securities are due in 2031, are redeemable, and bear interest at a floating rate based on three month LIBOR plus 3.30%.  At December 31, 2017, the current rate was 4.68%.  The securities represent undivided beneficial interests in the trust, which was established by the Company for the purpose of issuing the securities.

Security State Statutory Trust II issued $5.0 million of Floating Rate Capital Securities (Trust II) with a liquidation value of $1,000 per share in June 2003.  The securities are due in 2033, are redeemable, and bear interest at a floating rate based on three month LIBOR plus 3.10%.  At December 31, 2017, the current rate was 4.77%.  The securities represent undivided beneficial interests in the trust, which was established by the Company for the purpose of issuing the securities.

Interest on Trust I and Trust II is payable quarterly and are cumulative and deferrable for a period not to exceed five years.  Trust I and Trust II used the proceeds from the sale of the securities to purchase Junior Subordinated Debentures of Security State Bancshares.  Security State Bancshares, Inc. used its net proceeds for investment in the Bank.

The Trusts and the underlying securities are subject to ASC 810 that provides guidance for the consolidation of variable interest entities.  Management has determined that, under the provisions of ASC 810, the Trusts should not be consolidated with the Company.  At December 31, 2017 and 2016, the subordinated debentures issued to the Trust are reported on the consolidated balance sheets as subordinated debt.

Security State Bancshares, Inc. entered into a subordinated loan agreement on September 30, 2015 with Community Funding CLO, Ltd. in the amount of $12,500,000.  Interest is payable quarterly in arrears with any unpaid principal balance due on October 1, 2025.  The term loan bears interest at a fixed rate of 7.3% per annum.  The term loan may be prepaid in multiples of $100,000 or in full on or after the fifth anniversary of the closing date.  Debt issuance costs of $404,500 will be amortized over 5 years.  Debt issuance costs recognized for the years ended December 31, 2017 and 2016 were $80,900 each year.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by this Offering Circular will be passed upon for us by Gerrish Smith Tuck, PC, Memphis, Tennessee.

ADDITIONAL INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov/edgar/searchedgar/companysearch.html.

FINANCIAL STATEMENTS

The consolidated financial statements as of December 31, 2017 and 2016, and for the years then ended, included in this offering circular, have been audited by BKD, LLP, independent auditors, as stated in their report appearing herein.

LIST OF EXHIBITS

Exhibit	Description

A	Financial Statements
B	Charter and Bylaws of Company
C	Stockholders Agreement
D	Subscription Materials